Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT

This SECOND AMENDMENT, dated as of March 13, 2020 (this “Agreement”), to the THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2018, (as amended by the FIRST AMENDMENT, dated as of February 19, 2020, and as otherwise amended from time to time prior to the date hereof, the “Existing Credit Agreement”), among SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto, the LENDERS party thereto and CITIBANK, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”) (capitalized terms used but not defined herein have the meaning provided in the Amended Credit Agreement (as defined below)). CITIBANK, N.A., BOFA SECURITIES, INC., MUFG BANK, LTD., PNC CAPITAL MARKETS LLC, SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC have been appointed to act as joint lead arrangers and joint bookrunners in connection with this Agreement (in such capacities, the “Arrangers”), and CAPITAL ONE, NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION and TD SECURITIES (USA) LLC have been appointed to act as co-managers in connection with this Agreement (in such capacities, the “Co-Managers”).

W I T N E S S E T H

WHEREAS, the Borrower desires, pursuant to Section 2.23(b) of the Existing Credit Agreement, to obtain Tranche B2 Loans, the proceeds of which shall be used to finance the Olympus Acquisition, including the payment of fees and expenses in connection therewith. The Borrower has requested that the Tranche B2 Lenders (as defined below) make the Tranche B2 Loans in an aggregate principal amount equal to $600,000,000; and

WHEREAS, each Tranche B2 Lender has indicated its willingness to lend, severally and not jointly, the Tranche B2 Loans on the terms and subject to the conditions set forth in this Agreement and in the Amended Credit Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendment of the Existing Credit Agreement. Effective as of the Second Amendment Effective Date (as defined below):

(a) the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Third Amended and Restated Credit Agreement attached as Exhibit A hereto (the “Amended Credit Agreement”).

(b) A new Schedule I-A is hereby added to the Amended Credit Agreement in the form attached hereto as Exhibit B.

(c) A new Exhibit A-4 is hereby added to the Amended Credit Agreement in the form attached hereto as Exhibit C.

(d) All other schedules and exhibits to the Existing Credit Agreement shall continue in full force and effect.

SECTION 2. Transactions on the Second Amendment Effective Date.

(a) With effect from and including the Second Amendment Effective Date, each Person identified on the signature pages hereof as a “Tranche B2 Lender” (each, a “Tranche B2 Lender”) shall become party to the Amended Credit Agreement as a “Lender” and shall have a commitment in the amount set forth on Schedule I to this Agreement for such Tranche B2 Lender (such commitment, a “Tranche B2 Commitment”) and shall have all of the rights and obligations of a “Lender” under the Amended Credit Agreement and the other Loan Documents. The Tranche B2 Lenders, the Administrative Agent and the Borrower agree that this Section 2 is necessary and appropriate, in each of their reasonable opinions, to effect the provisions of Section 2.23(b) of the Amended Credit Agreement and shall constitute an Incremental Assumption Agreement pursuant to and in accordance with Section 2.23(b) of the Amended Credit Agreement.

(b) Upon the occurrence of the Second Amendment Effective Date, each Tranche B2 Lender, severally and not jointly, shall make a Tranche B2 Loan to the Borrower in accordance with this Section 2(b) and Sections 2.01 and 2.23(b) of the Existing Credit Agreement by delivering to the Administrative Agent immediately available funds in an amount equal to its Tranche B2 Commitment.

(c) Upon the incurrence of the Tranche B2 Loans pursuant to this Agreement, such Tranche B2 Loans shall be a new and separate Class of B Type Term Loans. The Tranche B2 Loans shall be subject to scheduled amortization set forth in the Amended Credit Agreement with the remaining outstanding principal amount thereof due and payable in full on the Tranche B2 Maturity Date.

(d) The Tranche B2 Commitment of each Tranche B2 Lender shall automatically terminate upon the funding of the Tranche B2 Loans on the Second Amendment Effective Date.

SECTION 3. Conditions to Effectiveness of Agreement. The obligations of each Tranche B2 Lender to make the Tranche B2 Loans and the amendment of the Existing Credit Agreement and associated provisions set forth herein shall become effective as of the first date on which the following occur (the “Second Amendment Effective Date”):

(a) The Administrative Agent shall have received duly executed counterparts of this Agreement from (A) the Loan Parties, (B) the Tranche B2 Lenders and (C) the Administrative Agent.

(b) The Olympus Acquisition shall be consummated substantially contemporaneously with the initial funding under the Tranche B2 Facility in accordance with the terms described in the Asset Purchase Agreement, dated as of February 5, 2020 (the “Acquisition Agreement”), by and between Unisys Corporation, a Delaware corporation (the “Seller”), and the Borrower. The (i) representations and warranties made by or on behalf of the Seller in the Acquisition Agreement as are material to the interests of the Tranche B2 Lenders or the Arrangers (in their capacities as such), but only to the extent that the Borrower (or any of its affiliates) has the right to terminate its obligations (or to refuse to consummate the Olympus Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties, shall be true and correct and (ii) Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality). The Administrative Agent shall have received a certificate, dated the Second Amendment Effective Date from a Financial Officer of the Borrower certifying compliance with this Section 3(b).

(c) The Administrative Agent shall have received on or before the Second Amendment Effective Date the following, in form and substance satisfactory to the Administrative Agent and (except for any Tranche B2 Notes) in sufficient copies for each Tranche B2 Lender:

(i) A certificate of the Secretary or Assistant Secretary of each Loan Party dated the Second Amendment Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Second Amendment Effective Date and at all times since the date of the resolutions described in the immediately following clause (B), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents delivered on or about the Second Amendment Effective Date to which such Loan Party is a party and, in the case of the Borrower, the Borrowing under the Tranche B2 Facility, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iii) immediately below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(ii) A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(iii) Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party as in effect on the Second Amendment Effective Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each Loan Party as of a recent date, from such Secretary of State (or comparable entity).

(iv) A favorable opinion of Arnold & Porter Kaye Scholer LLP, counsel for the Borrower and the other Loan Parties, dated as of the Second Amendment Effective Date, addressed to the Administrative Agent, the Collateral Agent and the Tranche B2 Lenders in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

(v) Any Tranche B2 Notes, to the extent requested at least three Business Days prior to the Second Amendment Effective Date by the respective Tranche B2 Lender pursuant to Section 2.16 of the Amended Credit Agreement.

(d) the Administrative Agent shall have received a Notice of Borrowing with respect to the Tranche B2 Loans to be made on the Second Amendment Effective Date setting forth the information specified in Section 2.02(a) of the Amended Credit Agreement.

(e) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower in the form of Exhibit H to the Amended Credit Agreement.

(f) All fees required to be paid by the Borrower hereunder or as separately agreed by the Borrower and any of the Arrangers or the Tranche B2 Lenders and all invoiced expenses of the Administrative Agent and the Arrangers relating hereto (including those of counsel to the Administrative Agent and the Arrangers), shall have in each case been paid.

(g) Each of the Arrangers shall have received, at least three Business Days prior to the Second Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer”, anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and the Borrower shall deliver a certification substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, that such Arranger has requested at least ten Business Days prior to the Second Amendment Effective Date.

(h) The Administrative Agent and the Arrangers shall have received: (i) audited consolidated balance sheets and related statements of income and cash flows of the Transferred Assets (as defined in the Acquisition Agreement) (together with all related business operations and employees, the “Acquired Business”) for the fiscal year ended December 31, 2019 and each subsequent fiscal year ended at least 90 days prior to the Second Amendment Effective Date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for September 30, 2019 (it being agreed by the Arrangers that the September 30, 2019 financials have been received) and each subsequent fiscal quarter ended after September 30, 2019 and at least 45 days prior to the Second Amendment Effective Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Borrower have been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

(i) The Security and Guarantee Documents shall be in full force and effect on the Second Amendment Effective Date. The Collateral Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security and Guarantee Document.

Notwithstanding the foregoing, if, after the use by the Loan Parties of commercially reasonable efforts to cause the conditions relating to the collateral and guarantee matters set forth in Section 3(i) above to be satisfied as of the Second Amendment Effective Date (other than Collateral in which a security interest therein may be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (other than in respect of any Excluded Subsidiary) of the Loan Parties or any subsidiary of the Loan Parties organized outside of the United States) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office), such conditions shall not be a condition precedent to the funding of the Tranche B2 Loans on the Second Amendment Effective Date, but shall be accomplished as promptly as practicable after the Second Amendment Effective Date and in any event within 30 days or such later date as the Administrative Agent may agree to in its sole discretion.

The Administrative Agent shall notify the Borrower, the Revolving Credit Lenders, the Term Advance Lenders, the Tranche B Lenders and the Tranche B2 Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding absent manifest error.

SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender on the Second Amendment Effective Date that:

(a) This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Specified Representations of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Second Amendment Effective Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct, or true and correct in all material respects, as applicable, on and as of such earlier date.

(c) No Default or Event of Default under Section 6.01(a) or (e) of the Existing Credit Agreement has occurred and is continuing or would result from the transactions provided for in this Agreement.

SECTION 5. Effects on Loan Documents; No Novation. (a) Except as expressly set forth herein, this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document, all of which shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. Nothing herein shall be deemed to entitle the Borrower or any other Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(c) On and after the Second Amendment Effective Date, (i) each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import in any other Loan Document, shall be deemed a reference to the Amended Credit Agreement and the Borrower and the other parties hereto acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes of the Existing Credit Agreement, the Amended Credit Agreement and the other Loan Documents, (ii) the Tranche B2 Loans shall constitute “Advances” under and as defined in the Amended Credit Agreement, (iii) each Tranche B2 Lender shall constitute a “Lender” under and as defined in the Amended Credit Agreement, (iv) the Tranche B2 Commitment shall constitute a “Commitment” under and as defined in the Amended Credit Agreement and (v) this Agreement shall constitute an “Incremental Assumption Agreement” under and as defined in the Amended Credit Agreement.

(d) Neither this Agreement nor the effectiveness of the Amended Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Lien or priority of any Security and Guarantee Document or any other security therefor or any guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Existing Credit Agreement or the Security and Guarantee Documents or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as may be expressly modified hereby. Nothing expressed or implied in this Agreement, the Amended Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of any Loan Party under any Loan Document from any of its obligations and liabilities thereunder.

SECTION 6. Further Assurances. Except to the extent the same would expand or add to the requirments of Section 3, the Borrower agrees to take any further action that is reasonably requested by Administrative Agent to effect the purposes of this Agreement and the transactions contemplated hereby.

SECTION 7. APPLICABLE LAW, JURISDICTION, WAIVER OF JURY TRIAL. THE PROVISIONS OF SECTIONS 9.09, 9.12 AND 9.17 OF THE EXISTING CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

SECTION 8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9. Notices. All notices, requests and demands to or upon the respective parties hereto shall be given in the manner, and become effective, as set forth in Section 9.02 of the Amended Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

SAIC INTERNATIONAL HOLDINGS, INC.

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

SAIC GEMINI HUNTSVILLE, LLC

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

ODYSSEY DRIVE I, LTD. A CALIFORNIA LIMITED PARTNERSHIP

By:	Science Applications International Corporation, its General Partner

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDMENT

ENGILITY HOLDINGS, LLC

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

ENGILITY SERVICES, LLC

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

ENGILITY LLC

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

ATAC SERVICES, LLC

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

TASC SERVICES CORPORATION

By:	/s/ Charles A. Mathis
Name: Charles A. Mathis Title: Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDMENT

CITIBANK, N.A., as the Administrative Agent, the Collateral Agent and Tranche B2 Lender

By:	/s/ Michael Moore
Name: Michael Moore Title: Vice President

SIGNATURE PAGE TO SECOND AMENDMENT

SCHEDULE I

Schedule I-A – Allocation of Tranche B2 Commitments

Lender	Amount of Tranche B2 Commitments
Citibank, N.A.	$600,000,000.00

Total	$600,000,000.00

EXHIBIT A

AMENDED CREDIT AGREEMENT

EXECUTION VERSION

~~CONFORMED VERSION REFLECTING CHANGES PURSUANT TO THE~~

~~FIRST AMENDMENT, DATED AS OF FEBRUARY 19, 2020~~

Deal CUSIP: 80862QAC5

Tranche B Loans CUSIP: 80862QAD3

Tranche B2 Loans CUSIP: 80862~~QAD3~~QAG6

Revolving Credit Advances CUSIP: 80862QAE1

Term Advances CUSIP: 80862QAF8

THIRD AMENDED AND RESTATED CREDIT AGREEMENT~~1~~

Dated as of October 31, 2018

Among

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

CITIBANK, N.A.

as Administrative Agent and Collateral Agent

CITIBANK, N.A.,

~~CITIGROUP GLOBAL MARKETS~~BOFA SECURITIES, INC.,

~~MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,~~

MUFG BANK, LTD.

PNC CAPITAL MARKETS LLC,

SUNTRUST ROBINSON HUMPHREY, INC.,

U.S. BANK NATIONAL ASSOCIATION AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

CAPITAL ONE, NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORPORATION, AND

TD ~~BANK, NA~~SECURITIES (USA) LLC

as Co-Documentation Agents

~~1 Conformed to reflect the First Amendment, dated as of February 19, 2020. This conformed credit agreement is not the definitive document or a loan document and was prepared only for the convenience of the parties.~~

TABLE OF CONTENTS*

*	The Table of Contents is not part of this Agreement.

i

Section 2.23.	Incremental Facilities	89
Section 2.24.	Specified Refinancing Debt	93

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.	Conditions Precedent to Effectiveness	94
Section 3.02.	Conditions Precedent to a Borrowing on the Engility Closing Date	99
Section 3.03.	Conditions Precedent to a Borrowing on the Fall-Away Date	102
Section 3.04.	Conditions Precedent to Each Revolving Credit Borrowing and Issuance	102

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	103

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01.	Affirmative Covenants	110
Section 5.02.	[Reserved]	116
Section 5.03.	Negative Covenants	116
Section 5.04.	[Reserved]	132
Section 5.05.	Financial Covenant	132

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.	Events of Default	132
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	135
Section 6.03.	Application of Funds	136

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE AGENT
Section 8.01.	Authorization and Authority	137
Section 8.02.	Rights as a Lender	138
Section 8.03.	Duties of Agent; Exculpatory Provisions	138

Schedules

Schedule I – Commitments
Schedule I-A – Tranche B2 Commitments
Schedule II – Guarantors
Schedule 1.01(a) – Mortgaged Property
Schedule 1.01(b) – Existing Contracts Prohibiting Subsidiary Guarantees
Schedule 4.01(l) – Subsidiaries
Schedule 4.01(o) – Intellectual Property
Schedule 4.01(v) – UCC Filing Offices
Schedule 4.01(y) – Insurance
Schedule 4.01(z)-1 – Real Property Owned
Schedule 4.01(z)-2 – Real Property Leased
Schedule 4.01(aa) – Mortgage Filing Offices
Schedule 5.01(n) – Post-Closing Obligations
Schedule 5.03(a) – Existing Liens
Schedule 5.03(k)(viii) – Existing Indebtedness
Schedule 5.03(l) – Burdensome Agreements

Exhibits

Exhibit A-1	- Form of Revolving Credit Note
Exhibit A-2	- Form of Term Note
Exhibit A-3	- Form of Tranche B Note
Exhibit A-4	- Form of Tranche B2 Note
Exhibit B	- Form of Notice of Borrowing
Exhibit C	- Form of Assignment and Assumption
Exhibit D	- [Reserved]
Exhibit E	- Form of Tax Compliance Certificates
Exhibit F	- Form of Guarantee and Collateral Agreement
Exhibit G	- Form of Perfection Certificate
Exhibit H	- Form of Solvency Certificate
Exhibit I	- Form of Mortgage

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2018 (as further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CITIBANK, N.A. (“Citibank”), as administrative agent hereunder (in such capacity, the “Administrative Agent”) and as collateral agent hereunder and under the Security and Guarantee Documents (in such capacity, the “Collateral Agent” and together in its capacity as Administrative Agent and Collateral Agent, the “Agent”) for the Lenders.

Pursuant to the Credit Agreement dated as of June 27, 2013 (the “Original Credit Agreement”), the Lenders (as defined therein) extended credit to the Borrower in the form of Term Advances (as defined therein) in an initial aggregate principal amount of $500,000,000, Revolving Credit Commitments (as defined therein) and Letter of Credit Commitments (as defined therein).

Pursuant to the Amended and Restated Credit Agreement dated as of March 17, 2015 (the “First Amended & Restated Credit Agreement”), among the Borrower, Citibank, as administrative agent, and the Lenders (as defined therein), the Original Credit Agreement (including the exhibits and schedules thereto) was amended and restated in its entirety and replaced by the First Amended & Restated Credit Agreement.

Pursuant to the Second Amended and Restated Credit Agreement dated as of May 4, 2015 (the “Second Amended & Restated Credit Agreement”), among the Borrower, Citibank, as administrative agent, and the Lenders (as defined therein), the First Amended & Restated Credit Agreement (including the exhibits and schedules thereto) was amended and restated in its entirety and replaced by the Second Amended & Restated Credit Agreement.

The Borrower has requested that upon satisfaction of the conditions set forth in Section 3.01, the Second Amended & Restated Credit Agreement (including the exhibits and schedules thereto) be amended and restated in its entirety and replaced by this Agreement.

The Borrower and the Agent have agreed to so amend and restate the Second Amended & Restated Credit Agreement on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Type Term Loans” has the meaning specified in Section 2.23(b)(i).

“Acquired Business” has the meaning assigned to such term in the definition of “Engility Acquisition”.

“Acquired Entity” has the meaning specified in Section 5.03(j)(vi).

“Acquisition Revolving Credit Incremental Commitment Amount” means $200,000,000.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance, a Term Advance, an Incremental Advance, Tranche B Loan and/or a Tranche B2 Loan, as the context may require.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, OPS III, New Castle, Delaware 19720, Account No. 36852248, Attention: Agency Operations, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Agreement” has the meaning specified in the preamble hereto.

“Alabama Property” means the real property and improvements thereon located at 6725 Odyssey Drive, Huntsville, Alabama 35806.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (12 U.S.C. §78dd-1) and the U.K. Bribery Act of 2010.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, as of any date, (a) with respect to Tranche B2 Loans, (x) for Tranche B2 Loans in the form of Eurocurrency Rate Advances, 2.25% per annum and (y) for Tranche B2 Loans in the form of Base Rate Advances, 1.25% per annum, (b) with respect to Tranche B Loans, (x) for Tranche B Loans in the form of Eurocurrency Rate Advances, ~~1.75~~1.875 % per annum and (y) for Tranche B Loans in the form of Base Rate Advances, ~~0.75~~0.875% per annum, (~~b~~c) with respect to any Term Advance or Revolving Credit Advance, (i) a percentage per annum determined by reference to the Leverage Ratio at the end of the most recent fiscal quarter of the Borrower as set forth below; provided that, until the end of the first full fiscal quarter ending after the Effective Date, the “Applicable Margin” shall be determined as if Level 2 was applicable and (~~c~~d) with respect to any Incremental Advance, the rate(s) set forth in the applicable Incremental Assumption Agreement:

Leverage Ratio	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 < 2.00:1.00	1.250%	0.250%
Level 2 < 3.00:1.00 but > 2.00:1.00	1.500%	0.500%
Level 3 < 4.00:1.00 but > 3.00:1.00	1.750%	0.750%
Level 4 > 4.00:1.00	2.000%	1.000%

Following the last day of the first full fiscal quarter ending after the Effective Date, the Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 5.01(i) for the most recently ended fiscal quarter or fiscal year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided, that for so long as the Borrower has not delivered such certificate when due pursuant to Section 5.01(i), the Leverage Ratio shall be deemed to be at Level 4 until the respective certificate is delivered to the Agent.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Leverage Ratio at the end of the most recent fiscal quarter of the Borrower as set forth below; provided that, until the end of the first full fiscal quarter ending after the Effective Date, the “Applicable Percentage” shall be determined as if Level 2 was applicable:

Leverage Ratio	Applicable Percentage
Level 1 < 2.00:1.00	0.200%
Level 2 < 3.00:1.00 but > 2.00:1.00	0.250%
Level 3 < 4.00:1.00 but > 3.00:1.00	0.300%
Level 4 > 4.00:1.00	0.350%

Following the last day of the first full fiscal quarter ending after the Effective Date, the Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 5.01(i) for the most recently ended fiscal quarter or fiscal year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided that for so long as the Borrower has not delivered such certificate when due pursuant to Section 5.01(i), the Leverage Ratio shall be deemed to be at Level 4 until the respective certificate is delivered to the Agent.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the Revolving Credit Facility, the Tranche B Facility, the Tranche B2 Facility or any Specified Incremental Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Advance, Revolving Credit Advance, Tranche B Loan, Tranche B2 Loan or Specified Incremental Term Advance, respectively, at such time and (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means ~~Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated~~Citibank, N.A., BofA Securities, Inc. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), MUFG Bank Ltd., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC.

“Asset Sale” means the Disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of its Subsidiaries to any Person other than a Loan Party of (a) any Equity Interests of any of the Borrower’s Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of its Subsidiaries, other than, in the case of either (a) or (b), as applicable, (i) inventory, cash and Cash Equivalents Disposed of in the Ordinary Course of Business, (ii) damaged, obsolete, surplus or worn out assets and scrap, (iii) assets Disposed of in transactions constituting Investments permitted under Section 5.03(j), Restricted Payments permitted under Section 5.03(h), or Dispositions permitted under 5.03(n)(x) and (iv) any Dispositions or series of related Dispositions having a value not in excess of $3,000,000 (which shall automatically be increased to $10,000,000 on the Engility Closing Date without any action by any party hereto).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” has the meaning specified in Section 2.22(d).

“Assumption Agreement” has the meaning specified in Section 2.22(d).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.01(d)(ii).

“Available Amount” of a Letter of Credit at any time means the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Available Amount Basket” means, at any time of determination (any such time, the applicable “Reference Time”), an amount equal to, without duplication:

(x) the sum of:

(i) $70,000,000; plus

(ii) the Borrower’s Aggregate Excess Cash Flow Share; plus

(iii) the Net Cash Proceeds of any Qualified Equity Issuance received by the Borrower after the Effective Date and on or prior to the Reference Time and at such time Not Otherwise Applied; plus

(iv) the Net Cash Proceeds of any Indebtedness of the Borrower or any Subsidiary of the Borrower owed or issued to any Person (other than the Borrower or any Subsidiary of the Borrower) that has been incurred or issued after the Effective Date and prior to the Reference Time and subsequently exchanged or converted into a Qualified Equity Issuance and at such time Not Otherwise Applied; plus

(v) the aggregate amount of cash and Cash Equivalents received by the Borrower or any of its Subsidiaries from any sale of any Investment (other than to the Borrower or any Subsidiary of the Borrower) and cash and Cash Equivalent returns, profits, distributions and similar amounts received by the Borrower or any Subsidiary of the Borrower on Investments, in each case (A) solely with respect to Investments made in a Person that is not the Borrower or any Subsidiary of the Borrower using the Available Amount Basket and (B) to the extent (1) not already included in Consolidated Net Income, (2) not in excess of the original Investment made using the Available Amount Basket and (3) at such time Not Otherwise Applied; minus

(vi) all or any portion of the Available Amount Basket that has been applied after the Effective Date but prior to the Reference Time to make Investments, Restricted Payments or prepayments, redemptions, purchases, defeasements or other satisfactions of Junior Financing prior to the scheduled maturity thereof.

“B Type Term Loans” has the meaning specified in Section 2.23(b)(i).

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the LIBOR Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day), except if such day is not a Business Day or is not a day for trading between banks in Dollar deposits in the London interbank market, then One Month LIBOR for such day shall be equivalent to One Month LIBOR for the most recent preceding day that is a Business Day for trading between banks in Dollar deposits in the London interbank market; provided that in no event shall One Month LIBOR be less than 0%

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bookrunner” means ~~Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated~~Citibank, N.A., BofA Securities, Inc. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), MUFG Bank Ltd., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Notice” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Borrower’s Aggregate Excess Cash Flow Share” means, as of any Reference Time and with respect to each fiscal year of the Borrower for which a compliance certificate has been delivered pursuant to Section 5.01(i)(i) as of such Reference Time (commencing with the fiscal year ending on or about February 3, 2020), an aggregate amount (in no event less than zero) equal to the sum, for each such fiscal year, of (i) the Borrower’s Retained Percentage for such fiscal year multiplied by (ii) Excess Cash Flow for such fiscal year.

“Borrower Refinancing” means, the refinancing of all outstanding Indebtedness for borrowed money under the Second Amended and Restated Credit Agreement.

“Borrower’s Retained Percentage” means, with respect to any fiscal year of the Borrower, (a) 100% minus (b) the Excess Cash Flow Percentage with respect to such fiscal year.

“Borrowing” means Advances of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Advances, as to which a single Interest Period is in effect, and may refer to a Revolving Credit Borrowing, a Tranche B Borrowing, a Tranche B2 Borrowing, a Term Borrowing or an Incremental Term Borrowing, as the context may require.

“Borrowing Minimum” means, in respect of any Advance denominated in Dollars, $5,000,000, in respect of any Advance denominated in Sterling, £5,000,000 and, in respect of any Advance denominated in Euros, €5,000,000.

“Borrowing Multiple” means, in respect of any Advance denominated in Dollars, $1,000,000, in respect of any Advance denominated in Sterling, £1,000,000 and, in respect of any Advance denominated in Euros, €1,000,000.

“Building” means a building or structure with at least two walls and a roof or any such building or structure in the course of construction.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, which is also a TARGET Day).

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower or any of its Subsidiaries that are (or should be in accordance with GAAP) set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease” has the meaning specified in the definition of Capital Lease Obligations.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“Cash Collateral” shall have a meaning specified in the definition of Cash Collateralize.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank (such collateral and other credit support, including the proceeds thereof, “Cash Collateral”).

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (b) Investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 2” (or the then equivalent grade) by Moody’s or “A 2” (or the then equivalent grade) by S&P; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; (e) Investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in Investments of the type described in clauses (a) through (d) above; (f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof); and (g) investment funds investing substantially all of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (f) above.

“Cash Management Agreement” means any agreement to provide Cash Management Services to any Loan Party or their respective Subsidiaries.

“Cash Management Bank” means each provider of Cash Management Services, the obligations under which constitute Secured Cash Management Obligations.

“Cash Management Services” means treasury management services (including depository arrangements, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interstate depository network services, electronic funds transfer, purchasing or debit card arrangements and other customary cash management arrangements) provided to any Loan Party or their respective Subsidiaries.

“Change in Control” means an event or series of events by which any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” has the meaning specified in the preamble hereto.

“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Revolving Credit Advances, Term Advances, Incremental Advances, Tranche B or Tranche B2 Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment, an Incremental Commitment, Tranche B Commitment or a Tranche B2 Commitment.

“Co-Documentation Agents” means Capital One, National Association, Sumitomo Mitsui Banking Corporation, and TD ~~Bank, NA~~Securities (USA) LLC

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the “Collateral” as defined in any Security and Guarantee Documents and shall also include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment, an Incremental Commitment, Tranche B Commitment or a Tranche B2 Commitment, as the context may require.

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland and Euros.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any successor statute, and any rule, regulation or order promulgated thereunder, in each case as amended from time to time.

“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Net Income” means, for any Person and any period, the net income of such Person and its Consolidated Subsidiaries for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Current Assets” means, at any time, the Consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Consolidated Subsidiaries at such time, but excluding the current portion of deferred tax assets.

“Current Liabilities” means, at any time, the Consolidated current liabilities of the Borrower and its Consolidated Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) outstanding Revolving Credit Advances and Letters of Credit, (c) the current portion of interest and (d) the current portion of current and deferred income taxes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.18(c), any Lender that (a) has failed to (i) fund all or any portion of its Advances within three Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other accrued and payable Obligations), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other accrued and payable Obligations), in whole or in part, (c) requires scheduled cash payments of dividends or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (a) through (d), prior to the date that is 91 days after the latest maturity or expiration date applicable to any Term Advance, Tranche B Loan, Tranche B2 Loan, Revolving Credit Advance, Revolving Credit Commitment, Incremental Commitment or Incremental Advance that is outstanding at any date of determination. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the Ordinary Course of Business of the Borrower or its Subsidiaries, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary of the Borrower) shall be considered a Disqualified Equity Interest because such Equity Interest is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, for any Person and for any period, an amount equal to the Consolidated Net Income of such Person and its Consolidated Subsidiaries for such period plus without duplication and, (except in the case of clauses (k) and (l)(ii) below) to the extent deducted in the calculation of Consolidated Net Income, (a) Interest Expense of, and purchase discount fees in respect of any Receivables Facility incurred by, such

Person and its Consolidated Subsidiaries for that period, plus (b) the aggregate amount of Consolidated federal and state taxes on or measured by income of such Person and its Consolidated Subsidiaries for that period whether or not payable during that period, plus (c) Consolidated depreciation, amortization and all other noncash items including non-cash compensation and impairment charges of such Person and its Consolidated Subsidiaries for that period, minus (d) any gains attributable to the sale of assets outside the Ordinary Course of Business, plus (e) any losses attributable to the sale of assets outside the Ordinary Course of Business and any loss on the sale of accounts receivable pursuant to a Receivables Facility, plus (f) one-time costs and expenses related to the Engility Acquisition and any other transactions in connection therewith, including any reorganization expenses, plus (g) transaction fees and expenses related to any issuance of Equity Interests or incurrence of Indebtedness permitted under this Agreement (in each case whether or not consummated), plus (h) one-time costs and expenses related to any Permitted Acquisition and any other transactions in connection therewith, including any reorganization expenses (in each case whether or not consummated), plus (i) any earn-out obligation expense incurred in connection with any Permitted Acquisition or other permitted Investment made in compliance with Section 5.03(j), plus (j) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period), plus (k) to the extent not otherwise included in the determination of EBITDA for such period, the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received) so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such period such reimbursement amounts so added back but not so received shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period), plus (l) (i) restructuring charges and related charges, accruals or reserves; and business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities, retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing plus (ii) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to Permitted Acquisitions and other Investments, Dispositions and other Specified Transactions (including, if continuing to be applicable for Specified Transactions occurring prior to the Effective Date), cost savings initiatives and other similar initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) and realized with 18 months after such Permitted Acquisition or other Investment, Disposition or other Specified Transactions, cost savings initiative or other initiative (provided that the aggregate amount of add backs made pursuant to clauses (h) and (l) above for any Test Period shall not exceed an amount equal to 15% of EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to clauses (h), and (l) above)), plus (m)(i) any losses or charges (and minus any gains) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements or other derivative instruments) and (ii) any write-offs or amortizations made in such period of deferred financing costs and premiums paid or other expenses or charges incurred directly in connection with any early extinguishment of Indebtedness, and minus (n) any items of income or loss in respect of equity in the income or loss of unconsolidated affiliates or minority interests in the income or loss of Consolidated Subsidiaries in each case as determined in accordance with GAAP, it being understood that any items of loss or expense would be added to and any items of gain or income would be deducted from Consolidated Net Income for the purpose of determining EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Engility Acquisition” shall mean the acquisition by the Borrower or one of its Subsidiaries of Engility Holdings, Inc. (together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of September 9, 2018 by and among Engility Holdings, Inc., the Borrower and Raptors Merger Sub, Inc. (the “Engility Acquisition Agreement”)

“Engility Acquisition Agreement” has the meaning assigned to such term in the definition of “Engility Acquisition”.

“Engility Acquisition Agreement Material Adverse Effect” means with respect to any Person (as defined in the Engility Acquisition Agreement) means any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries (as defined in the Engility Acquisition Agreement), taken as a whole or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Engility Acquisition Agreement excluding any Effect to the extent that, either alone or in combination, it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, an Engility Acquisition Agreement Material Adverse Effect, to the extent permitted by this definition), (iv) the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, an Engility Acquisition Agreement Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Engility Acquisition Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Engility Acquisition Agreement or the transactions contemplated hereby, or (x) any taking of any action not required by the Engility Acquisition Agreement at the written request of the other Loan Parties hereto.

“Engility Acquisition Agreement Representations” means such representations and warranties made by or on behalf of the Acquired Business in the Engility Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that the Borrower (or any of its affiliates) has the right to terminate its (or their) obligations (or to refuse to consummate the Engility Acquisition) under the Engility Acquisition Agreement as a result of a breach of any of such representations and warranties.

“Engility Closing Date” has the meaning specified in Section 3.02.

“Engility Loan Party” means Engility Holdings, Inc. and any subsidiary which would be required to be a Loan Party following the consummation of the Engility Acquisition without giving effect to the time periods set forth in Section 5.01(l).

“Engility Transaction” shall mean (i) the Engility Acquisition, (ii) repayment of outstanding indebtedness for borrowed money of Engility Holdings, Inc. under the Credit Agreement dated as of August 12, 2016 (as amended on February 13, 2017, August 14, 2017, and March 21, 2018), (iii) redemption, repurchase, repayment, dischargement or defeasement of all outstanding indebtedness for borrowed money of Engility Holdings, Inc.’s under the Indenture, dated August 12, 2016 and (iv) all fees, costs and expenses incurred in connection with the foregoing (including debt prepayment premiums, if any).

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, any hazardous or toxic material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equivalent” (i) in Dollars of any Committed Currency on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of Dollars with such Committed Currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made and (ii) in any Committed Currency of Dollars on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of such Committed Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, in each case, that the Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in any Committed Currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a “reportable event”, within the meaning of Section 4043 of ERISA with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA and the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (e) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal or partial withdrawal by the Borrower or any ERISA Affiliate from (i) a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or (ii) a Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; (h) the conditions for the imposition of a lien under

Section 302(f) of ERISA shall have been met with respect to any Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (j) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to the Borrower or any of its Subsidiaries; or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Rate or, if for any reason such rate is not available, the average of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (provided that in no event shall the rate per annum under this clause (a), including if determined pursuant to the following sentence, be less than 0% per annum) by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If no Screen Rate is available, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08. Notwithstanding the foregoing, the Eurocurrency Rate with respect to any Interest Period shall be deemed to be 0.00% per annum if the Eurocurrency Rate for such Interest Period determined pursuant to the preceding provisions of this definition would otherwise be less than 0.00% per annum.

“Eurocurrency Rate Advance” means (a) a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii) or (b) any other Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and its Subsidiaries for such fiscal year (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or Dispositions by the Borrower and its Subsidiaries during the applicable period and (B) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and its Subsidiaries with respect to such fiscal year, (ii) Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness (other than a Revolving Credit Advance), equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Advances under Section 2.10(b) or optional prepayments or repurchases of Advances pursuant to Section 2.10(a)) made in cash by the Borrower or any of its Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) any Restricted Payments permitted under Section 5.03(h)(ii), 5.03(h)(iii) and 5.03(h)(iv), in each case made in cash by the Borrower during such fiscal year, (vii) cash consideration paid during such fiscal year by the Borrower or any of its Subsidiaries to make Permitted Acquisitions or other Investments in third parties (other than any Subsidiary) permitted under Section 5.03(j) (except to the extent funded with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA), (viii) the aggregate amount of expenditures actually made by the Borrower or any of its Subsidiaries in cash during such periods to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) in calculating EBITDA for such period, (ix) all other amounts added back to Consolidated Net Income for the purposes of calculating EBITDA to the extent paid in cash during such fiscal year and (x) any purchase discount fees or loss on the sale of accounts receivable incurred pursuant to a Receivables Facility.

“Excess Cash Flow Percentage” means 50.0% (or, if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year shall have been (x) equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00, 25%, or (y) less than 2.50 to 1.00, 0%).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary or a Subsidiary that has no assets other than equity interests of one or more Foreign Subsidiaries, (b) not wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries and is prohibited from guaranteeing the Facilities by any contractual obligation (which obligation, for any such Subsidiary as of the Effective Date, shall be in existence on the Effective Date and such Subsidiary shall be listed on Schedule 1.01(b) hereto), (c) a Receivables Subsidiary, (d) prohibited by applicable law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received or (e) Raptors Merger Sub, Inc. until the occurrence of the Engility Closing Date.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (a) if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of, or grant of such security interest by, such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) upon the designation as such in any agreement with respect to such Swap Obligations between the relevant Guarantor and counterparty applicable to such Swap Obligations, and agreed by the Agent; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any withholding Taxes imposed under FATCA.

“Extension Date” has the meaning specified in Section 2.22(a).

“Existing Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of February 24, 2017 by Odyssey Drive I, Ltd. in favor of the Collateral Agent with respect to the Alabama Property, as amended.

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility, the Term Facility, the Tranche B Facility, the Tranche B2 Facility or any Specified Incremental Facility, as the context may require.

“Fall-Away Date” means the earlier to occur of (i) 3 Business Days following the termination or public abandonment of the Engility Acquisition Agreement or (ii) the satisfaction or waiver of the conditions specified in Section 3.03.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof and (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, official rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Rate be less than 0% per annum for any day.

“Financial Covenant” means the covenant contained in Section 5.05 of this Agreement.

“Financial Covenant Event of Default” has the meaning specified in Section 6.01(c)(ii).

“Financial Covenant Step-up” has the meaning specified in Section 5.05(c).

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Amendment Effective Date” means February 19, 2020.

“First Amended & Restated Credit Agreement” has the meaning specified in the introductory statements hereto.

“Flood Insurance Policy” has the meaning specified in Section 5.01(c)(iii).

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitution therefor, any regulations promulgated thereunder, and all other legal requirements relating to flood insurance.

“Flood Hazard Determination” means a “Life-of-Loan” FEMA Standard Flood Hazard Determination obtained by the Administrative Agent.

“Flood Laws” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Flood Hazard Property” means any Mortgaged Property that on the relevant date of determination includes a Building and, as shown on a Flood Hazard Determination, such Building is located in a Special Flood Hazard Area.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, with respect to any Issuing Bank at any time there is a Defaulting Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, for the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, an amount equal to (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto) to the extent such letters of credit or other similar instruments are drawn and unreimbursed, (d) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, and (e) all obligations attributable to Synthetic Leases related to tangible property, of the Borrower and its Consolidated Subsidiaries as of the last day of such period.

“Funding Date” means either the Engility Closing Date or the Fall-Away Date, as applicable.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the ~~date hereof~~Effective Date and the form of which is attached hereto as Exhibit F among the Borrower, the Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” means each Domestic Subsidiary of the Borrower listed on Schedule II (such Domestic Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Domestic Subsidiary of the Borrower that is or becomes a party to any of the Security and Guarantee Documents, unless and until released as a Guarantor pursuant to the terms hereof or of the Security and Guarantee Documents.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Bank” means each counterparty to any Hedge Agreement with a Loan Party or their respective Subsidiaries, the obligations under which constitute Secured Hedging Obligations.

“Incremental Advances” means the Incremental Revolving Credit Advances and the Incremental Term Advances.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Agent and one or more Incremental Lenders.

“Incremental Commitment” means, with respect to any Lender, such Lender’s Incremental Revolving Credit Commitment and Incremental Term Commitment.

“Incremental Facility Amount” means (i) the greater of (a) $359,000,000 (which amount shall be increased to $615,000,000 on the Engility Closing Date) or (b) 100% of EBITDA of the Borrower and its Consolidated Subsidiaries for the most recently completed four consecutive fiscal quarters ending on or prior to such date minus the aggregate amount of all Incremental Term Commitments and Incremental Revolving Credit Commitments established prior to such time pursuant to Section 2.23(b) plus (ii) such additional amounts, so long as, for the purposes of this clause (ii), either (x) after giving pro forma effect to the incurrence or issuance of any such Incremental Term Advances or Incremental Revolving Credit Commitments and the pro forma adjustments described in Section 1.07 or (y) solely in the case of the proceeds of any such Incremental Term Advances or Incremental Revolving Credit Commitments which are, concurrently with the receipt thereof, to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition, after giving pro forma effect to the incurrence or issuance of any such Incremental Term Advances or Incremental Revolving Credit Commitments and the pro forma adjustments described in Section 1.07, in each case, calculated as of the date of the applicable acquisition agreement (and for the avoidance of doubt clause (ii)(x) shall not be required to be satisfied), the Senior Secured Leverage Ratio (calculated as if any Incremental Revolving Credit Commitment being incurred were fully drawn on either the effective date thereof or the date of the applicable acquisition agreement, as applicable) is equal to or less than 3.50 to 1.00.

“Incremental Lenders” means the Incremental Revolving Credit Lenders and the Incremental Term Lenders.

“Incremental Revolving Credit Advances” means Revolving Credit Advances made by one or more Lenders to the Borrower pursuant to an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.23(b), to make Revolving Credit Advances to the Borrower.

“Incremental Revolving Credit Lender” means a Revolving Credit Lender with an Incremental Revolving Credit Commitment.

“Incremental Term Advances” means any Advance made by one or more Lenders to the Borrower pursuant to Section 2.23(b), made in the form of (a) additional Term Advances, (b) additional Tranche B Loans ~~or~~, (c) additional Tranche B2 Loans or (d) to the extent permitted by Section 2.23(b) and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Term Advances.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Advances.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.23(b), to make any Incremental Term Advance to the Borrower.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Advance.

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under any accounts receivable financings, (g) all obligations attributable to Synthetic Leases related to tangible property, (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; but only, for each of clause (a), (b), (e) and (g), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). Notwithstanding the foregoing, in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the information memorandum dated October 2018 used by the Arrangers in connection with the syndication of the Commitments as of the Effective Date.

“Initial GAAP” has the meaning specified in Section 1.03.

“Interest Coverage Ratio” means, the ratio, determined as of the end of the last fiscal quarter of the Borrower occurring prior to the applicable proposed Restricted Payment for the most-recently ended four fiscal quarters, of (a) EBITDA to (b) Interest Expense paid or payable in cash, all calculated for the Borrower and its Consolidated Subsidiaries.

“Interest Expense” means, for any period, for any Person, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Capital Leases in conformity with GAAP) of such Person and its Consolidated Subsidiaries.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one (or, with respect to the Tranche B2 Facility, such shorter period as the Agent and all of the Tranche B2 Lenders shall agree), two, three or six months, or subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) (i) with respect to the Revolving Credit Facility, the Borrower may not select any Interest Period that ends after the Termination Date, (ii) with respect to the Term Facility, the Borrower may not select any Interest Period that ends after the Term Loan Maturity Date ~~and~~, (iii) with respect to the Tranche B Facility, the Borrower may not select any Interest Period that ends after the Tranche B Maturity Date and (iv) with respect to the Tranche B2 Facility, the Borrower may not select any Interest Period that ends after the Tranche B2 Maturity Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any Borrowing, the Borrower shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Rate Advance denominated in any currency for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (d) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IP Rights” has the meaning specified in Section 4.01(o).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit. “Issue” has a corresponding meaning.

“Issuing Bank” means the banks and other institutions listed on Schedule I hereto or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Revolving Credit Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“Junior Financing” has the meaning specified in Section 5.03(l)(i).

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Lenders. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each lender that has a Commitment hereunder with respect to any Facility, each lender that holds a Term Advance, Revolving Credit Advance, Tranche B Loan, Tranche B2 Loan or any Specified Incremental Term Advance, each Issuing Bank, each Lender that becomes a party hereto pursuant to Section 2.23 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(d)(i).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, or if such Person became an Issuing Bank after the Effective Date, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $15,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the amount equal to the Consolidated Funded Debt on such date less unrestricted cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries in an amount not to exceed $350,000,000, to (b) EBITDA for the most recently completed four consecutive fiscal quarters of the Borrower and its Consolidated Subsidiaries ending on or prior to such date.

“LIBOR Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (currently Reuters LIBOR01 page) (or other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) (the “Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or the applicable Committed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the LIBOR Rate for such Interest Period, as applicable, shall be a rate per annum equal to the Interpolated Screen Rate.

“LIBOR Successor Rate” has the meaning set forth in Section 2.08(g).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of “Base Rate”, “Eurocurrency Rate” and “Interest Period” and any related definitions, the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent after consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate yet exists, in such other manner of administration as the Agent determines in consultation with the Borrower).

“Lien” means (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, deposit arrangement, encumbrance, license, charge preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, Capital Lease, any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same effect as any of the foregoing) relating to such asset and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition which the Borrower or any of its Subsidiaries is contractually committed to consummate upon the satisfaction of certain conditions other than the availability of, or the obtaining of, third party financing.

“Loan Document Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of and interest (including any interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) on each of the Advances, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations of any Loan Party to the Agent, any of the Lenders, any Issuing Bank or any other Secured Parties pursuant to any Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute, contingent, fixed, due or to become due, now existing or hereafter arising or otherwise (including monetary obligations incurred after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrower or any other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Loan Documents” means this Agreement, each Note, if any, each L/C Related Document, any Incremental Assumption Agreement and each of the Security and Guarantee Documents.

“Loan Parties” means the Borrower and each of the Guarantors.

“Material Adverse Change” means any material adverse change in the business, assets, operations and condition, financial or otherwise of the Consolidated Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and condition, financial or otherwise of the Consolidated Group taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Loan Party to perform its obligations under this Agreement or any Note.

“Maximum Rate” has the meaning specified in Section 9.18.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 110% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their sole discretion.

“Mortgage” means the Existing Mortgage and all mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 3.01(o) and paragraphs (l), (m) and (n) of Section 5.01, each substantially in the form of Exhibit I with such changes thereto as shall be acceptable to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Mortgage Amendments” has the meaning specified in Section 3.01(p).

“Mortgaged Properties” means initially, the owned real property of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to paragraphs (l), (m) and (n) of Section 5.01.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including casualty insurance settlements and condemnation awards and cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from such Asset Sale, net of (1) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable in connection with such sale), (2) amounts provided as a reserve by the Borrower and its Subsidiaries, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (3) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset or that is so secured by a lien ranking junior in priority to any lien thereon securing the Obligations); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 12 months of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used (or committed to be used) at the end of such 12-month period or (B) if committed to be used within such 12-month period, not so used within 180 days after the end of such 12-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of Indebtedness for borrowed money or any Qualified Equity Issuance, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“NFIP” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.22(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.01(d)(ii).

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of the Available Amount Basket that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans under Section 2.10(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a Revolving Credit Note, Term Note ~~or~~, Tranche B Note or Tranche B2 Note, as the context may require.

“Notice Date” has the meaning specified in Section 2.22(b).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(d)(ii).

“Obligations” means each of the (a) Loan Document Obligations, (b) Secured Cash Management Obligations, and (c) Secured Hedging Obligations; provided that the Obligations shall not include any Excluded Swap Obligations; and provided further that (a) Secured Cash Management Obligations and Secured Hedging Obligations shall be secured and guaranteed pursuant to the Security and Guarantee Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (b) any release of collateral or Guarantors effected in the manner permitted by any of the Loan Documents shall not require the consent of any Cash Management Bank or Hedge Bank (in each case, in its capacity as such).

“OID” has the meaning specified in Section 2.23(b)(i).

“Olympus Acquisition” shall mean the acquisition by the Borrower of certain assets of Unisys Corporation pursuant to the Asset Purchase Agreement, dated as of February 5, 2020 by and between Unisys Corporation and Borrower.

“One Month LIBOR” has the meaning assigned to such term in the definition of “Base Rate”.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.

“Original Credit Agreement” has the meaning specified in the introductory statement.

“Original Term Advance Amount” means (a) $1,068,000,000 (or such lesser amount funded on the Engility Closing Date) if the Engility Acquisition is consummated and (b) $618,000,000 (or such lesser amount funded on the Fall-Away Date) if the Engility Acquisition is not consummated.

“Original Tranche B Loan Amount” means $1,050,000,000 less the amount of Tranche B Loans prepaid with Term Advances on the Fall-Away Date.

“Original Tranche B2 Loan Amount” means $600,000,000.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” has the meaning specified in Section 5.03(j)(vi); provided that, for the avoidance of doubt, the Engility Acquisition and the Olympus Acquisition shall each be a Permitted Acquisition hereunder.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for taxes, assessments and governmental charges or levies to the extent that any such tax, assessment, government charge or levy is not overdue for a period of more than 30 days or is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained;

(c) (A) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (B) pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations in the ordinary course of business and (C) pledges or deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party in the Ordinary Course of Business;

(d) Liens securing the performance of statutory obligations or bids, surety, appeal or customs bonds, standby letters of credit, performance or return-of-money bonds or other obligations of a like nature incurred in the Ordinary Course of Business of a Loan Party or any of their Subsidiaries;

(e) easements, rights of way and other encumbrances on title to real property that do not, in the aggregate, materially interfere with the Ordinary Course of Business of the Consolidated Group, taken as a whole;

(f) Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof;

(g) customary rights of set-off in favor of banks;

(h) precautionary Uniform Commercial Code filings made by a lessor pursuant to an operating lease of the Borrower or any of its Subsidiaries entered into in the Ordinary Course of Business; and

(i) Liens arising by virtue of the rendition, entry or issuance against the Borrower or any of its Subsidiaries, or any property of the Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured or secured and subject to intercreditor arrangements, if any, on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness are, (A) either (i) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties or the Lenders, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, and (B) when taken as a whole (other than interest rate and redemption premiums), not more restrictive to the Borrower and its Subsidiaries in any material respect than those set forth in this Agreement; (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (g) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase Is” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Plan” means a Single Employer Plan and a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d)(i).

“Primary Currency” has the meaning specified in Section 9.11(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Issuance” means any issuance of Equity Interests (other than any Disqualified Equity Interests) by the Borrower (but excluding any issuances of Equity Interests to any Subsidiary of the Borrower).

“Ratable Share” of any amount means (a) with respect to any Term Lender at any time, the percentage of the Term Facility represented by the principal amount of such Term Lender’s Term Advances or Term Commitment at such time, (b) with respect to any Tranche B Lender at any time, the percentage of the Tranche B Facility represented by the principal amount of such Tranche B Lender’s Tranche B Loans at such time, ~~and~~ (c) with respect to any Tranche B2 Lender at any time, the percentage of the Tranche B2 Facility represented by the principal amount of such Tranche B2 Lender’s Tranche B2 Loans at such time and (d) with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Advances and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 6.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Real Estate Collateral Requirements” means the requirement that on the Effective Date, with respect to the Mortgaged Properties listed on Schedule 1.01(a) and thereafter as required by Section 5.01(l)(iii), the Collateral Agent shall have received a Mortgage for each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent and suitable for recording or filing, together, (I) with respect to each Mortgage for any property located in the United States, the following documents: (a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form approved by the Collateral Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, (ii) in an amount reasonably satisfactory to the Collateral Agent, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent (the “Title Company”) and (iv) that includes (A) such coinsurance and direct access reinsurance as the Collateral Agent may deem necessary or desirable and (B) such endorsements or affirmative insurance required by the Collateral Agent and available in the applicable jurisdiction (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning, revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions), (b) with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by the Collateral Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to the Collateral Agent, in each case reasonably satisfactory to the Collateral Agent, (c) upon the request of the Collateral Agent, a survey certified to Collateral Agent and the Title Company in form and substance reasonably satisfactory to the Collateral Agent, (d) upon the request of the Collateral Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by the Collateral Agent, (e) if requested by the Collateral Agent, an opinion of local counsel reasonably acceptable to the Collateral Agent and in form and substance satisfactory to the Collateral Agent, (f) no later than ten Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the Flood Laws: (1) a completed Flood Hazard Determination obtained by the Administrative Agent, (2) if any Building on a Mortgaged Property is located in a Special Flood Hazard Area, a notification to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing the Borrower’s receipt of the Borrower Notice and (4) if the Borrower Notice

is required to be given and flood insurance is available in the community in which the property is located, a copy of a Flood Insurance Policy, the Borrower’s application for a Flood Insurance Policy plus proof of premium payment, a declaration page confirming that a Flood Insurance Policy has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”), (g) upon the reasonable request of the Collateral Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase Is”) (to the extent not already provided) and reliance letters for such Phase Is (which Phase Is and reliance letters shall be in form and substance reasonably acceptable to the Collateral Agent) and any other environmental information as the Collateral Agent shall reasonably request and (h) such other instruments and documents (including consulting engineer’s reports and lien searches) as the Collateral Agent shall reasonably request and (II) with respect to each Mortgage for any property located outside the United States, equivalent documents available in the applicable jurisdiction and required by the Collateral Agent.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Consolidated Group (other than a Receivables Subsidiary) pursuant to which the Consolidated Group sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a part of the Consolidated Group or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person or (ii) a Person that is not a part of the Consolidated Group.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary transfers accounts receivables and related assets.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means Citibank, Bank of America, N.A., and U.S. Bank National Association.

“Reference Time” has the meaning specified in the definition of Available Amount Basket.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.24.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Repricing Event” has the meaning specified in Section 2.10(a)(ii).

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Facility, (c) the aggregate unused amount of the Commitments ~~and~~, (d) the aggregate principal amount of the Tranche B Facility and (e) the aggregate principal amount of the Tranche B2 Facility; provided that the Total Revolving Credit Outstandings of, the Advances owed to or Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required RC/TLA Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Facility and (c) the aggregate unused amount of the Commitments (other than any Tranche B Commitment, any Tranche B2 Commitment or any Specified Incremental Tranche B Commitment); provided that (i) the Total Revolving Credit Outstandings of, the Advances owed to or Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required RC/TLA Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided that the Unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility and Term Commitments on such date; provided that the portion of the Term Facility and Term Commitments held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders

“Required Tranche B Lenders” means, as of any date of determination, Tranche B Lenders holding more than 50% of the Tranche B Facility on such date; provided that the portion of the Tranche B Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Tranche B Lenders.

“Required Tranche B2 Lenders” means, as of any date of determination, Tranche B2 Lenders holding more than 50% of the Tranche B2 Facility on such date; provided that the portion of the Tranche B2 Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Tranche B2 Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payments” has the meaning specified in Section 5.03(h).

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance). Unless the context shall otherwise require, the term “Revolving Credit Advance” shall include any Incremental Revolving Credit Advances.

“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, in respect of Revolving Credit Advances denominated in Sterling, £1,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $500,000, in respect of Revolving Credit Advances denominated in Sterling, £500,000 and, in respect of Revolving Credit Advances denominated in Euros, €500,000.

“Revolving Credit Commitment” means as to any Lender (a)(i) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Existing Revolving Credit Commitment”, or (a)(ii) on the Engility Closing Date (if it occurs), the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Acquisition Revolving Credit Commitment” provided that for the avoidance of doubt, such Lender’s Revolving Credit Commitment shall be either the Lender’s “Existing Revolving Credit Commitment” or “Acquisition Revolving Credit Commitment”, (b) if such Lender has become a Revolving Credit Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement, as such Lender’s “Revolving Credit Commitment” or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.23. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Effective Date is $200,000,000 (to be increased to $400,000,000 automatically upon the Engility Closing Date). Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include any Incremental Revolving Credit Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Credit Advances of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Facility” means, at any time, (a) on or prior to the Revolving Credit Facility Maturity Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Advances outstanding at such time plus the Available Amount of all Letters of Credit outstanding at such time.

“Revolving Credit Facility Maturity Date” means the Termination Date.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Advance at such time.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to the Borrower.

“Sanctioned Country” has the meaning specified in Section 4.01(p).

“Sanctioned Person” has the meaning specified in Section 4.01(q).

“Sanctions” has the meaning specified in Section 4.01(p).

“Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate.”

“SEC” means the Securities and Exchange Commission.

“Second Amended & Restated Credit Agreement” has the meaning specified in the introductory statements hereto.

“Second Amendment Effective Date” means March 13, 2020.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or their respective Subsidiaries (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, the Arrangers or an Affiliate of any of the foregoing, (b) were owed on the Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Effective Date, or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or their respective Subsidiaries (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Hedge Agreements that (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, the Arrangers or an Affiliate of any of the foregoing, (b) were owed on the Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Effective Date, or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred; provided that Secured Hedging Obligations shall not include any Excluded Swap Obligations.

“Secured Parties” means (a) each of the Lenders, (b) the Agent, (c) the Collateral Agent, (d) each Issuing Bank, (e) each Cash Management Bank, (f) each Hedge Bank, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security and Guarantee Documents” means each and any of the Mortgages, Mortgage Amendments, Guarantee and Collateral Agreement, security agreements, and/or other instruments and documents executed and delivered on or after the Effective Date in connection with securing and/or guaranteeing the Facilities.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Total Senior Secured Debt on such date less unrestricted cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries in an amount not to exceed $350,000,000 to (b) EBITDA for the most recently ended Test Period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency (or its successor) has designated as an area subject to special flood or mud slide hazards.

“Specified Incremental A Cap” means $150,000,000.

“Specified Incremental Facility” means the Specified Incremental Tranche A Facility and the Specified Incremental Tranche B Facility, as the context may require.

“Specified Incremental Term Advances” has the meaning specified in Section 2.23(b).

“Specified Incremental Tranche A Advances” has the meaning specified in Section 2.23(b).

“Specified Incremental Tranche A Commitments” has the meaning specified in Section 2.23(b).

“Specified Incremental Tranche A Facility” means, at any time, the aggregate principal amount of any Specified Incremental Tranche A Advances outstanding at such time.

“Specified Incremental Tranche B Advances” has the meaning specified in Section 2.23(b).

“Specified Incremental Tranche B Commitments” has the meaning specified in Section 2.23(b).

“Specified Incremental Tranche B Facility” means, at any time, the aggregate principal amount of any Specified Incremental Tranche B Advances outstanding at such time.

“Specified Refinancing Debt” has the meaning specified in Section 2.24(a).

“Specified Representations” means the representations and warranties set forth in Sections 4.01 (a) (only with respect to the first clause), (b) (other than clauses (ii) and (iii)), (d), (g), (h), (j), (p), (q), (r), (s) (only with respect to the second sentence), (v) and (w).

“Specified Transactions” means (a) the Engility Acquisition and (b) (i) any Investment that results in a Person becoming a Subsidiary of the Borrower, (ii) any Permitted Acquisition, (iii) any Disposition that results in a Subsidiary of the Borrower ceasing to be a Subsidiary of the Borrower (other than a Disposition of an Excluded Subsidiary), (iv) any Disposition of a business unit, line of business or division of the Borrower or any of its Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise and (v) any other transaction that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, entity, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or entity, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“TARGET Day” means any day on which TARGET2 is open for business.

“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an advance by a Term Lender to the Borrower under the Term Facility and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Term Advance).

“Term Borrowing” means a portion of the Term Advances (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Eurocurrency Rate and has a single Interest Period.

“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”, which shall be reduced pro rata on the date of the termination or public abandonment of the Engility Acquisition Agreement as set forth in the final sentence of this definition or (b) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “ Term Commitment”, as such amount may be reduced pursuant to Section 2.05; which Term Commitment shall automatically terminate upon the funding of all Term Advances on the Funding Date (but not later than June 15, 2019). The aggregate amount of the Lenders’ Term Commitment as of the Effective Date is $1,068,000,000 (which amount shall be, automatically and without further action, reduced to $618,000,000 upon the date of the termination or public abandonment of the Engility Acquisition Agreement).

“Term Facility” means, at any time, the aggregate principal amount of the Term Advances outstanding at such time.

“Term Lender” means, at any time, any Lender with a Term Commitment or an outstanding Term Advance at such time.

“Term Loan Maturity Date” means the fifth anniversary of the Effective Date.

“Term Note” means a promissory note of the Borrower payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender to the Borrower.

“Termination Date” means the earlier of (a) the fifth anniversary of the Effective Date subject to the extension thereof pursuant to Section 2.22 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Extending Lender with respect to any requested extension pursuant to Section 2.22 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Test Period” has the meaning specified in Section 1.07(b).

“Title Company” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Total Assets” means the total assets of the Borrower and its Consolidated Subsidiaries, as shown on the Consolidated balance sheet of the Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(i).

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Advances and Letters of Credit.

“Total Senior Secured Debt” means, at any time, for the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, the aggregate amount of (i) (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto) to the extent such letters of credit or other similar instruments are drawn and unreimbursed, (d) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, and (e) all obligations attributable to Synthetic Leases related to tangible property, in each case that is secured by a Lien on any asset or property of the Borrower or any of its Subsidiaries and (ii) without duplication, Capital Lease Obligations of the Borrower or any of its Subsidiaries.

“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).

“Tranche B Borrowing” means a Borrowing comprised of Tranche B Loans.

“Tranche B Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche B Commitment”.

“Tranche B Facility” means, at any time, the aggregate principal amount of Tranche B Loans outstanding at such time.

“Tranche B Lenders” means, at any time, any Lender with a Tranche B Commitment or a Tranche B Loan outstanding at such time. The Tranche B Lenders as of the Effective Date are set forth on Schedule I.

“Tranche B Loans” means the advances by the Tranche B Lenders to the Borrower under the Tranche B Facility and may refer to Base Rate Advances or Eurocurrency Rate Advances (each of which shall be a “Type” of Tranche B Loans). Unless the context shall otherwise require, “Tranche B Loans” shall include any Incremental Term Advances (other than any additional Term Advances or any Specified Incremental Term Advances). The aggregate principal amount of the Tranche B Loans as of the Effective Date is $1,050,000,000.

“Tranche B Maturity Date” means the date that is seven years after the Effective Date.

“Tranche B Note” means a promissory note of the Borrower payable to any Tranche B Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Tranche B Loans made by such Lender to the Borrower.

“Tranche B2 Borrowing” means a Borrowing comprised of Tranche B2 Loans.

“Tranche B2 Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche B2 Commitment”.

“Tranche B2 Facility” means, at any time, the aggregate principal amount of Tranche B2 Loans outstanding at such time.

“Tranche B2 Lenders” means, at any time, any Lender with a Tranche B2 Commitment or a Tranche B2 Loan outstanding at such time. The Tranche B2 Lenders as of the Second Amendment Effective Date are set forth on Schedule I-A.

“Tranche B2 Loans” means the advances by the Tranche B2 Lenders to the Borrower under the Tranche B2 Facility and may refer to Base Rate Advances or Eurocurrency Rate Advances (each of which shall be a “Type” of Tranche B2 Loans). The aggregate principal amount of the Tranche B2 Loans as of the Second Amendment Effective Date is $600,000,000.

“Tranche B2 Maturity Date” means the date that is seven years after the Second Amendment Effective Date.

“Tranche B2 Note” means a promissory note of the Borrower payable to any Tranche B2 Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-4 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Tranche B2 Loans made by such Lender to the Borrower.

“Transactions” means collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the initial funding of the Tranche B Loans hereunder and (b) the payment of all fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries in connection with the foregoing.

“Type”, when used in respect of any Advance or Borrowing, shall refer to the Rate by reference to which interest on such Advance or on the Advances comprising such Borrowing is determined. For the purposes hereof, the term “Rate” means the Base Rate or the Eurocurrency Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Advances/Participations” means (a) with respect to the Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made such Lender’s share of the applicable Borrowing available to the Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Agent by the Borrower or made available to the Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Advances to reimburse such Issuing Bank pursuant to Section 2.03(c).

“Uniform Commercial Code” and “UCC” have the meanings assigned to such terms in the Guarantee and Collateral Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(B)(iii).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning specified in Section 2.23(b)(i).

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”) that is material in respect of the calculation of compliance with the covenant set forth in Section 5.05 and/or any other leverage ratio or financial test used herein, the Borrower shall give prompt notice of such change to the Agent and the Lenders, (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any changes in GAAP after the Effective Date, any lease of the Borrower or any of its Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Effective Date, whether such lease is entered into before or after the Effective Date, shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein.

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.05. Interpretative language. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06. Certain Additional Committed Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Advances under the Revolving Credit Facility be made and/or Letters of Credit be issued in a currency other than Dollars or those currencies specifically listed in the definition of “Committed Currency;” provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Advances under the Revolving Credit Facility, such request shall be subject to the approval of the Agent and the Lenders under the Revolving Credit Facility; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing or Issuance of a Letter of Credit (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Advances, the Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Eurocurrency Rate Advances) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Advances under the Revolving Credit Facility or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Advances to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the applicable Lenders consent to making Eurocurrency Rate Advances under the Revolving Credit Facility in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Committed Currency hereunder for purposes of any Eurocurrency Rate Borrowings under the Revolving Credit Facility; and if the Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Committed Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Agent shall promptly so notify the Borrower.

Section 1.07. Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that when calculating any such ratio for the purpose of (i) the definition of Applicable Margin or Applicable Percentage, (ii) any mandatory prepayment provision under Section 2.10(b) or (iii) actual compliance with the Financial Covenant, the events set forth in clause (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Leverage Ratio and the Senior Secured Leverage Ratio, all Specified Transactions (and the incurrence or repayment of any Indebtedness and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable period of four consecutive fiscal quarters for which such financial ratio is being determined (the “Test Period”) or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.

(c) If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and include only those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, (B) [reserved], (C) factually supportable and reasonably identifiable and (D) based on reasonably detailed written assumptions. For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein. To the extent compliance with the Financial Covenant is being tested prior to the first test date under the Financial Covenant, in order to determine permissibility of any action by the Borrower or its Subsidiaries, such compliance shall be tested against the applicable ratio for such first test date.

(d) In the event that the Borrower or any of its Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of the Leverage Ratio or the Senior Secured Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Leverage Ratio and/or the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(e) If the Borrower or one of its Subsidiaries is entering into a Limited Condition Acquisition, any subsequent calculation of any ratio or basket with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, Dispositions, Investments, the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing, on or following the relevant date of determination and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated except (solely in the case of any ratio or basket with respect to the making of Restricted Payments or the prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing) to the extent such calculation on a pro forma basis would result in a lower ratio or increased basket availability (as applicable) than if calculated without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

Section 1.08. Classification of Loans and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g., a “Revolving Credit Advance”) or by Type (e.g., a “Eurocurrency Rate Advance”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Advance”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Borrowing”).

ARTICLE II

AMOUNTS AND TERMS OF THE TRANCHE B LOANS, TRANCHE B2 LOANS,

TERM ADVANCES, REVOLVING CREDIT ADVANCES AND LETTERS OF

CREDIT

Section 2.01. The Tranche B Loans. (a) Subject to the terms and conditions set forth herein, each Tranche B Lender severally (and not jointly) agrees to make a single loan to the Borrower on the Effective Date in Dollars in an amount not to exceed such Lender’s Tranche B Commitment. Amounts borrowed in respect of the Tranche B Loans and repaid or prepaid may not be reborrowed. The Tranche B Loans shall be subject to the provisions, including any provisions regarding the obligations of the Loan Parties in respect thereof and any provisions regarding the rights of the Tranche B Lenders, under this Agreement and the other Loan Documents. Interest will begin accruing on the Tranche B Loans on the Effective Date. Upon the making of any Tranche B Loans by a Tranche B Lender, such Tranche B Lender’s Tranche B Commitment shall be permanently reduced to zero.

(b) The Term Advances. Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a single loan to the Borrower in Dollars until the earlier of (x) June 15, 2019 and (y) the Fall-Away Date, in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed in respect of the Term Advances and repaid or prepaid may not be reborrowed. The Term Advances shall be subject to the provisions, including any provisions regarding the obligations of the Loan Parties in respect thereof and any provisions regarding the rights of the Term Lenders, under this Agreement and the other Loan Documents. Interest will begin accruing on the Term Advances on the date of borrowing. Upon the making of any Term Advances by a Term Lender, such Term Lender’s Term Commitment shall be permanently reduced to zero.

(c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c).

(d) Letters of Credit. (i) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars or any Committed Currency for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time; provided that no Letter of Credit may expire after the Termination Date of any Non-Extending Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Revolving Credit Lenders (including any replacement Revolving Credit Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(d).

(ii) No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 10 Business Days before the Termination Date and one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion), but may by its terms be renewable annually automatically or upon written notice (a “Notice of Renewal”) given to the applicable Issuing Bank and the Agent on or prior to any date for Notice of Renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the expiration of such standby Letter of Credit (or such shorter period as the Issuing Bank shall agree); provided, that no Letter of Credit may expire after the Termination Date of any Non-Extending Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Revolving Credit Lenders (including any replacement Revolving Credit Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date and the terms of each standby Letter of Credit that is automatically renewable annually (“Auto-Extension Letter of Credit”) shall permit the applicable Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than 10 Business Days before the Termination Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.04 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(e) The Tranche B2 Loans. Subject to the terms and conditions set forth herein, each Tranche B2 Lender severally (and not jointly) agrees to make a single loan to the Borrower on the Second Amendment Effective Date in Dollars in an amount not to exceed such Lender’s Tranche B2 Commitment. Amounts borrowed in respect of the Tranche B2 Loans and repaid or prepaid may not be reborrowed. The Tranche B2 Loans shall be subject to the provisions, including any provisions regarding the obligations of the Loan Parties in respect thereof and any provisions regarding the rights of the Tranche B2 Lenders, under this Agreement and the other Loan Documents. Interest will begin accruing on the Tranche B2 Loans on the Second Amendment Effective Date. Upon the making of any Tranche B2 Loans by a Tranche B2 Lender, such Tranche B2 Lender’s Tranche B2 Commitment shall be permanently reduced to zero.

Section 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date and Facility of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and, if a Revolving Credit Borrowing, currency for each such Advance. Each Appropriate Lender shall (1) before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (2) before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency and (3) before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Term Borrowings ~~or~~, Tranche B Borrowings or Tranche B2 Borrowings and ten separate Revolving Credit Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth herein, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Advance or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Advance or to make its payment under Section 9.04(c).

Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of an Issuance of a Letter of Credit (a “Notice of Issuance”) shall be accompanied by a letter of credit application, appropriately completed and signed by a Responsible Officer (or designee thereof) of the Borrower and may be sent by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such form of an application and agreement for issuance or amendment of a letter of credit as is used from time to time by such Issuing Bank (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Agent, at least one Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.04 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may reasonably require. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ii) The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.04. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit

Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. The Borrower shall reimburse such Issuing Bank (which, in the case of any standby Letter of Credit, shall be through the Agent) in Dollars (in the case of Letters of Credit denominated in Dollars) or in the applicable Committed Currency (in the case of Letters of Credit denominated in a Committed Currency), unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a Committed Currency, the applicable Issuing Bank shall notify the Borrower of the Equivalent of the amount of the drawing promptly following the determination thereof, on (A) the date the Borrower receives such notice of payment by the applicable Issuing Bank; provided that such notice is given not later than 11:00 A.M. (New York City time) on such day, or (B) the first Business Day next succeeding such day if notice of such payment is given after such time. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Agent shall promptly notify each Revolving Credit Lender the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Advance available to the applicable Issuing Bank, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the higher of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of an Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(ii) If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, each Revolving Credit Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to (x) with respect to any amount denominated in Dollars, the greater of (1) the Federal Funds Rate and (2) an overnight rate determined by the Agent or such Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (y) with respect to any amount denominated in a Committed Currency, the rate of interest per annum at which overnight deposits in the applicable Committed Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Agent or such Issuing Bank in the applicable offshore interbank market for such currency to major banks in such interbank market. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the obligations and the termination of this Agreement.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Borrower), on the first Business Day of each week a written report summarizing Issuance and expiration dates of trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all trade Letters of Credit issued by such Issuing Bank, (ii) to the Agent (with a copy to the Borrower), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (iii) to the Agent (with a copy to the Borrower), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Available Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section.

(e) Failure to Make Advances. The failure of any Revolving Credit Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Effective Date and until the Termination Date applicable to such Lender, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2018, and on the Termination Date applicable to such Lender. To the extent that the Engility Closing Date has not occurred prior to the date that is 90 days after the Effective Date, the Borrower agrees to pay to the Agent for the account of each Term Lender and/or Revolving Credit Lender, as applicable, a commitment fee on the aggregate amount of such Lender’s Term Commitment (as in effect from time to time from and after the date that is 90 days after the Effective Date) and/or Acquisition Revolving Credit Incremental Commitment Amount, as applicable, from the date that is 90 days after the Effective Date and until, (and shall be due and payable on) the earlier of (1) the Engility Closing Date or the Fall-Away Date, as applicable and (2) the date on which such Term Commitment and/or Acquisition Revolving Credit Incremental Commitment Amount have terminated, at a rate per annum equal to the Applicable Percentage.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a fee on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances under the Revolving Credit Facility in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended December 31, 2018, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay Default Interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

Section 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Term Commitments (if any), Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Once terminated, a commitment may not be reinstated.

Section 2.06. Repayment of Advances and Letter of Credit Drawings.

(a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Facility Maturity Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower or any of its Subsidiaries shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents;

(vii) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(viii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c) Term Advances. The Borrower shall repay to the Agent for the ratable benefit of the Term Lenders the Original Term Advance Amount on the following dates in an amount equal to the percentage set forth below opposite such dates of the Original Term Advance Amount; provided that all Term Advances then outstanding shall be payable in full on the Term Loan Maturity Date:

Date	Repayment Percentage
January 31, 2020	1.250%
April 30, 2020	1.250%
July 31, 2020	1.250%
October 31, 2020	1.250%
January 31, 2021	1.875%
April 30, 2021	1.875%
July 31, 2021	1.875%
October 31, 2021	1.875%
January 31, 2022 and the last day of each subsequently occurring April, July, October and January ending thereafter and prior to the Term Loan Maturity Date	2.500%

(d) Tranche B Loans. The Borrower shall repay (i) on the last day of each of January, April, July and October beginning with January 31, 2019, a principal amount of Tranche B Loans equal to Original Tranche B Loan Amount multiplied by 0.25% to the Agent, for the ratable benefit of the Tranche B Lenders and (y) on the Tranche B Maturity Date, to the Agent, for the ratable benefit of the Tranche B Lenders, all Tranche B Loans outstanding on the Tranche B Maturity Date.

(e) Tranche B2 Loans. The Borrower shall repay (i) on the last day of each of January, April, July and October beginning with July 31, 2020, a principal amount of Tranche B2 Loans equal to Original Tranche B2 Loan Amount multiplied by 0.25% to the Agent, for the ratable benefit of the Tranche B2 Lenders and (y) on the Tranche B2 Maturity Date, to the Agent, for the ratable benefit of the Tranche B2 Lenders, all Tranche B2 Loans outstanding on the Tranche B2 Maturity Date.

Section 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each applicable Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time for such Advance plus (y) the Applicable Margin in effect from time to time for such Advance, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time for such Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c) Incorrect Leverage Ratio Calculation. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Bankruptcy Law, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 2.07(b) or under Article VI. The Borrower’s obligations under this paragraph shall survive one year after the termination of the Commitments and the repayment of all other obligations hereunder.

Section 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii); provided, however, that the Borrower acknowledges and agrees that in no event (subject to applicable law) shall the Agent provide or be required to provide the Borrower with any individual interest rate furnished by any Reference Bank to the Agent for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Revolving Credit Lenders, the Required Term Lenders ~~or~~, the Required Tranche B Lenders or the Required Tranche B2 Lenders, as applicable, notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01, (i) each Eurocurrency Rate Advance will, upon request of the Required Lenders to the Agent, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall, if so requested by the Required Lenders, be suspended.

(f) If no Screen Rate is available and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information, then:

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances;

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance); and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(g) If the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that (i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Eurocurrency Rate Advance, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; (ii) the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans; or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the Eurocurrency Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth

Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment; provided that, if such LIBOR Successor Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances shall be suspended (to the extent of the affected Eurocurrency Rate Advances or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurocurrency Rate Borrowing, conversion to or continuation of Eurocurrency Rate Advances (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

Section 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

Section 2.10. Prepayments of Advances. (a) Optional. (i) The Borrower may, upon notice at least three Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04 and (z) any prepayment in respect of the Tranche B2 Facility shall be subject to Section 2.10(a)(ii) below. Any prepayments pursuant to this Section 2.10(a) may be made with respect to one or more

Facilities as may be determined by the Borrower and shall not be required to be made ratably across the Facilities. Any prepayment with respect to the Tranche B Facility or the Tranche B2 Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower. The Borrower may rescind any notice of prepayment with respect to the Tranche B Facility or the Tranche B2 Facility under this Section 2.10(a) if such prepayment would have resulted from a refinancing of all of the Tranche B Facility or the Tranche B2 Facility, as applicable, which refinancing shall not be consummated or shall otherwise be delayed.

(ii) In the event that (other than in connection with a refinancing of the entirety of the Facilities in connection with a Change in Control ~~and the refinancing of up to $618,000,000 of Tranche B Loans by a Term Borrowing on the Funding Date~~) on or prior to the date that is six months after the Second Amendment Effective Date, (i) all or any portion of the Tranche B2 Loans are prepaid or repaid from the proceeds of an issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (including any Specified Refinancing Debt or Incremental Facility or any other refinancing or incremental facility effected pursuant to an amendment of this Agreement) and the effective yield (in each case, to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins and any applicable interest rate “floors”, recurring fees and all other upfront or similar fees or original issue discount, but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) is, or upon satisfaction of specified conditions could be, lower than the effective yield in respect of the Tranche B2 Loans (as determined on the same basis) or (ii) a Tranche B2 Lender is deemed a Non-Approving Lender and must assign its Tranche B2 Loans pursuant to Section 2.18(b) in connection with any waiver, amendment or modification that would reduce the effective yield in effect with respect to such Tranche B2 Loans (each of clauses (i) and (ii), a “Repricing Event”), then in each case the aggregate principal amount so prepaid or repaid or assigned will be subject to a fee payable by the Borrower equal to 1.00% of the principal amount of Tranche B2 Loans prepaid or repaid or assigned in connection with such Repricing Event, on the date of such Repricing Event. Such fee shall be paid by the Borrower to the Agent, for the account of the Tranche B2 Lenders or such Non-Approving Lenders, on the date of such Repricing Event.

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Revolving Credit Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Revolving Credit Advances denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders on such date;

provided that if the Borrower has Cash Collateralized Letters of Credit in accordance with Section 2.20(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to the Borrower and the Revolving Credit Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Revolving Credit Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04.

(iii) No later than three Business Days after the date on which the financial statements with respect to each fiscal year are required to be delivered pursuant to Section 5.01(i)(ii) (commencing with the Borrower’s fiscal year ending on or about January 31, 2020), the Borrower shall prepay outstanding Term Advances ~~and~~, Tranche B Loans and Tranche B2 Loans in accordance with Section 2.10(b)(vi) in an aggregate principal amount equal to the excess, if any, of (A) the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year then ended minus (B) any optional prepayments or repurchases of Term Advances, Tranche B Loans or Tranche B2 Loans pursuant to Section 2.10(a) made during such fiscal year, or in the following fiscal year before the making of any prepayment required in respect of such fiscal year pursuant to this Section 2.10(b)(iii), but only to the extent that (i) such prepayments do not occur in connection with a refinancing of all or any portion of such Term Advances ~~or~~, Tranche B Loans or Tranche B2 Loans and (ii) such prepayment was not previously applied to reduce the amount of any prepayment required by this Section 2.10(b)(iii) in respect of a prior fiscal year.

(iv) In the event that the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for borrowed money permitted under this Agreement), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or any such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Advances ~~and~~, Tranche B Loans and Tranche B2 Loans in accordance with Section 2.10(b)(vi).

(v) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Advances, Term B Loans and Tranche B2 Loans in accordance with Section 2.10(b)(vi).

(vi) Mandatory prepayments of outstanding Term Advances, Tranche B Loans and Tranche B2 Loans under this Agreement shall be allocated as between the relevant Facilities on a pro rata basis to each of the Term Advances, the Tranche B Loans and the Tranche B2 Loans (except to the extent such prepayment is required to be made as a result of a refinancing in whole or in part of the Tranche B Facility or the Tranche B2 Facility in connection with a Refinancing Amendment that requires the allocation of the prepayment solely to the Tranche B Facility or the Tranche B2 Facility, as applicable), and, (A) in the case of Term Advances, shall be applied pro rata to the remaining scheduled installments of principal due in respect of the Term Advances under Section 2.06(c) ~~and~~, (B) in the case of Tranche B Loans, shall be applied pro rata to the remaining scheduled installments of principal due in respect of the Tranche B Loans under Section 2.06(d) and (C) in the case of Tranche B2 Loans, shall be applied pro rata to the remaining scheduled installments of principal due in respect of the Tranche B2 Loans under Section 2.06(e).

(vii) The Borrower shall deliver to the Agent, at the time of each prepayment required under Sections 2.10(b)(iii), (iv) and (v) above, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Advance being prepaid and the principal amount of each Advance (or portion thereof) to be prepaid. The Agent shall promptly advise the Appropriate Lenders of any notice given (and the contents thereof) pursuant to this Section 2.10(b). All prepayments under this Section 2.10(b) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.11. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Advances or Eurocurrency Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender under any Facility shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a

Base Rate Advance and (b) the obligation of the Appropriate Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

Section 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 9.04) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.22 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Extension Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or One Month LIBOR and of fees and Letter of Credit fees shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(f) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the applicable Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

Section 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Sections 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Interpretation. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(j) For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Advances as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.15. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such

Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to (x) in the case of a Term Note ~~or~~, Tranche B Note or Tranche B2 Note, the sum of the then-applicable Commitment of such Lender and the applicable Advances owing to such Lender and (y) in the case of a Revolving Credit Note, the applicable Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement; and provided further that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.

Section 2.17. Use of Proceeds.

(a) Revolving Credit Advances. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including payment of fees and expenses in connection with the Facilities.

(b) Tranche B Loans. The proceeds of the Tranche B Loans made on the Effective Date shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the Borrower Refinancing.

(c) Term Advances. (a) All proceeds of the Term Advances shall be available either (i) on the Engility Closing Date, to fund the Engility Acquisition or (ii) on the Fall-Away Date, to refinance the Tranche B Loans up to an amount of $618,000,000.

(d) Tranche B2 Loans. The proceeds of the Tranche B2 Loans made on the Second Amendment Effective Date shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance the Olympus Acquisition, including the payment of fees and expenses in connection therewith.

(e) ~~(d)~~ The Borrower represents and covenants that no Advance, nor the proceeds from any Advance, will be used directly or, to its knowledge, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except in accordance with valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable law or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower, or to the knowledge to the Borrower, any other party hereto.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. (i) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.18(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(ii) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit (if any), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (and/or, with the prior consent of the Borrower, from the Borrower) (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts and any amounts under Section 2.10(a)(ii));

(iv) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(v) such assignment does not conflict with applicable law; and

(vi) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(c) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(d) Each party hereto agrees that an assignment and delegation required pursuant to clause (b) above may, at the Administrative Agent’s request and notwithstanding anything in Section 9.07 or elsewhere herein to the contrary, be effected pursuant to an assignment and assumption agreement (or any other written instrument), in each case, in a form acceptable to the Administrative Agent, executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto.

Section 2.19. Cash Collateral. At any time that there shall exist a Defaulting Lender under the Revolving Credit Facility, within one Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.20(a) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.20, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.20. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.04 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) Each Defaulting Lender under the Revolving Credit Facility and/or Term Facility shall not be entitled to receive a commitment fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender under the Revolving Credit Facility shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C) With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders under the Revolving Credit Facility in accordance with their respective Ratable Shares under the Revolving Credit Facility (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 3.04 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender under the Revolving Credit Facility to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b) Defaulting Lender Cure. If the Borrower, the Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders under the applicable Facility or take such other actions as the Agent may determine to be necessary to cause the Advances under the applicable Facility and funded and unfunded participations in Letters of Credit to be held pro rata by the Appropriate Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.21. [Reserved]

Section 2.22. Extension of Termination Date.

(a) Request for Extension. The Borrower may, by notice to the Agent (who shall promptly notify the Revolving Credit Lenders) not earlier than 60 days and not later than 45 days prior to the first and/or second anniversary of the Effective Date (each, an “Extension Date”), request that each Revolving Credit Lender extend such Revolving Credit Lender’s scheduled Termination Date for an additional one year from the scheduled Termination Date then in effect with respect to such Revolving Credit Lender.

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 30 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to such Extension Date, advise the Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender). The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Borrower of each Revolving Credit Lender’s determination under this Section no later than 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable Extension Date to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an “Assuming Lender”) with the approval of the Agent and each Issuing Bank (which approval shall not be unreasonably withheld), each of which Assuming Lenders shall have entered into an assumption agreement in form and substance satisfactory to the Borrower and the Agent (an “Assumption Agreement”) duly executed by such Eligible Assignee, the Agent and the Borrower, pursuant to which such Assuming Lender shall, effective as of the applicable Extension Date, undertake a Revolving Credit Commitment (and, if any such Assuming Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Lenders that have agreed so to extend their scheduled Termination Date and the additional Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the scheduled Termination Date of each Extending Lender and of each Assuming Lender shall be extended to the date falling one year after the scheduled Termination Date in effect for such Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the scheduled Termination Date pursuant to this Section 2.22 shall not be effective with respect to any Revolving Credit Lender unless on the Notice Date and on the Extension Date:

(i) no Default shall have occurred and be continuing on such date and after giving effect to such extension; and

(ii) the representations and warranties contained in Section 4.01 are true and correct on and as of such date of such extension and after giving effect to such extension, as though made on and as of such date, except where such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to such extension.

Section 2.23. Incremental Facilities.

(a) [Reserved]

(b) The Borrower may, by written notice to the Agent from time to time, request Incremental Commitments in an amount for all such Incremental Commitments not to exceed the Incremental Facility Amount at such time from one or more Incremental Lenders, which may include any existing Lender or Eligible Assignee (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that (i) any Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Advances thereunder) shall be implemented as an increase to the total Revolving Credit Commitments and shall have identical terms as the Revolving Credit Commitments (and the Revolving Credit Advances thereunder) and (ii) each Incremental Lender shall be subject to the approval of the Agent (and, in the case of an Incremental Revolving Credit Lender, each Issuing Bank) (which approvals shall not be unreasonably withheld or delayed) if such approvals would be required by Section 9.07 for an assignment of Advances or Commitments to such Incremental Lender. Such notice shall set forth (x) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or such lesser amount equal to the remaining Incremental Facility Amount, as applicable), (y) the date on which such Incremental Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless the Agent shall otherwise agree) and (z) in the case of Incremental Term Commitments, whether such Incremental Term Commitments are (i) commitments to make additional Term Advances, additional Tranche B Loans or additional Tranche B2

Loans or (ii) commitments to make new A Type Term Loans (as defined below) with terms different from the Term Advances (such loans, “Specified Incremental Tranche A Advances” and such commitments “Specified Incremental Tranche A Commitments”) or new B Type Term Loans (as defined below) with terms different from the Tranche B Loans and the Tranche B2 Loans (such loans, “Specified Incremental Tranche B Advances” (and together with any Specified Incremental Tranche A Advances, “Specified Incremental Term Advances”) and such commitments “Specified Incremental Tranche B Commitments”).

(i) The Borrower and each applicable Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Term Advances to be made thereunder; provided that (1) (A) (i) the final maturity date of any Specified Incremental Tranche A Advances shall be (x) for any Specified Incremental Tranche A Advances up to an aggregate initial principal amount of all such Specified Incremental Tranche A Advances less than or equal to the Specified Incremental A Cap, no earlier than the Term Loan Maturity Date or (y) for any Specified Incremental Tranche A Advances in excess of the Specified Incremental A Cap, no earlier than the later of the Tranche B Maturity Date and the Tranche B2 Maturity Date and (ii) the Weighted Average Life to Maturity of any Specified Incremental Tranche A Advances shall be (x) for any Specified Incremental Tranche A Advances up to an aggregate initial principal amount of all such Specified Incremental Tranche A Advances less than or equal to the Specified Incremental A Cap, no shorter than the Weighted Average Life to Maturity of the Term Advances, or (y) for any Specified Incremental Tranche A Advances in excess of the Specified Incremental A Cap, no shorter than the later of the Weighted Average Life to Maturity of the Tranche B Loans and the Weighted Average Life to Maturity of the Tranche B2 Loans; (B) the final maturity date of any Specified Incremental Tranche B Advances shall be no earlier than the later of the Tranche B Maturity Date and the Tranche B2 Maturity Date and the Weighted Average Life to Maturity of the Specified Incremental Tranche B Advances shall be no shorter than the later of the Weighted Average Life to Maturity of the Tranche B Loans and Weighted Average Life to Maturity of the Tranche B2 Loans; (C) if the initial yield on such Specified Incremental Tranche A Advances or Specified Incremental Tranche B Advances, as the case may be (as determined by the Agent to be equal to the sum of (x) the margin above the Eurocurrency Rate on such Advances (which shall be increased by the amount that any interest rate “floor” applicable to such Advances on the date such Advances are made would exceed the Eurocurrency Rate for a three-month Interest Period commencing on such date) and (y) if such Advances are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any of its Subsidiaries for doing so (but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) (the amount of such discount or fee, expressed as a percentage of such

Advances, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the Weighted Average Life to Maturity of such Advances and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the sum of (A) the Applicable Margin then in effect for Eurocurrency Rate Term Advances (in the case of Specified Incremental Tranche A Advances) or Eurocurrency Rate Tranche B Loans or Eurocurrency Rate Tranche B2 Loans (in the case of Specified Incremental Tranche B Advances), and (B) the amount of the OID initially paid in respect of the Term Advances (in the case of Specified Incremental Tranche A Advances) or the Tranche B Loans or Tranche B2 Loans, respectively, (in the case of Specified Incremental Tranche B Advances), divided by four, then the Applicable Margin then in effect for Term Advances (in the case of Specified Incremental Tranche A Advances) or the Tranche B Loans or Tranche B2 Loans, respectively, (in the case of Specified Incremental Tranche B Advances) shall automatically be increased by the Yield Differential, effective upon the making of the Specified Incremental Tranche A Advances or the Specified Incremental Tranche B Advances, as applicable, and (2) the other terms of any Specified Incremental Term Advances shall be reasonably satisfactory to the Agent. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Advances evidenced thereby. For purposes of this Section 2.23(b), “A Type Term Loans” means any term loans which have (x) scheduled amortization in excess of 1.00% per annum and (y) a final maturity of five years or less, and “B Type Term Loans” means any term loans that are not A Type Term Loans.

(ii) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.23(b) unless (i) on the date of such effectiveness, (A) (1) the representations and warranties contained in Section 4.01 are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (2) no Default or Event of Default shall have occurred and be continuing (and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower); provided that, in connection with any Incremental Term Commitment, the proceeds of which are, concurrently with the receipt thereof, to be used by the Borrower to finance, in whole or in part, a Permitted Acquisition, then the conditions set forth in (1) and (2) above must only be satisfied at the time the acquisition agreement for such Permitted Acquisition is entered into, and the only representations and warranties that will be required to be true and correct as of the funding of the Term Advances thereunder shall be (x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Subsidiaries) has the right to terminate or elect not to perform its obligations under such acquisition agreement as a result of the inaccuracy of any such representations or warranties in such acquisition agreement and (B) the Borrower shall be in compliance with the Financial Covenant set forth in Section 5.05(c) after giving pro forma effect to the incurrence of such Incremental Term Commitments and/or Incremental Revolving Credit Commitments, as applicable, the making of Advances to be made on the date of effectiveness thereof, any Permitted Acquisition consummated simultaneously therewith, and the pro forma adjustments described in Section 1.07; (ii) all fees and expenses owing to the Agent and the Lenders in respect of such Incremental Term Commitment and/or Incremental Revolving Credit Commitment shall have been paid in full, (iii) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Incremental Term Advances shall be reasonably satisfactory to the Agent unless otherwise expressly permitted in this Section 2.23(b) and (iv) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Effective Date.

(iii) Each of the parties hereto hereby agrees that the Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Advances (other than Specified Incremental Term Advances), when originally made, are included in each Borrowing of outstanding Revolving Credit Advances, Term Advances, Tranche B Loans or Tranche B2 Loans, as applicable, on a pro rata basis. This may be accomplished by, among other things, requiring each outstanding Eurocurrency Borrowing to be Converted into a Base Rate Borrowing on the date of such Incremental Advance, or by allocating a portion of such Incremental Advance to each outstanding Eurocurrency Borrowing under the relevant Facility on a pro rata basis. Any Conversion of Eurocurrency Rate Advances to Base Rate Advances required by the preceding sentence shall be subject to Section 9.04(f). If any Incremental Advance is to be allocated to an existing Interest Period for a Eurocurrency Rate Advance, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Advances are Term Advances, the scheduled amortization payments under Section 2.06(c), required to be made after the making of such Incremental Term Advances shall be ratably increased by the aggregate principal amount of such Incremental Term Advances. Notwithstanding the foregoing, Incremental Term Commitments to make Specified Incremental Term Advances may not be requested without the prior written consent of the Agent if, as a result of the Specified Incremental Term Advances to be made thereunder, there would be more than five classes of Term Advances ~~or~~, Tranche B Loans or Tranche B2 Loans, together, outstanding.

(iv) Notwithstanding any other provision of any Loan Document, each Loan Document may be modified, supplemented, amended and/or amended and restated by the Agent and the Borrower without the action or consent of any other party, if the Agent determines it to be necessary or advisable, to provide for terms applicable to any Incremental Advances permitted by or to otherwise give effect to this Section 2.23(b).

Section 2.24. Specified Refinancing Debt. (a) The Borrower may, from time to time, and subject to the consent of the Agent, add one or more new term loan facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Tranche B Loans, Tranche B2 Loans or Term Advances then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) shall rank pari passu in right of payment with the other Advances and Commitments hereunder; (ii) shall not be guaranteed by any Person that is not a Guarantor; (iii) shall be unsecured or secured by the Collateral on an equal and ratable basis with the Obligations (or on a second-lien basis pursuant to intercreditor arrangements reasonably satisfactory to the Agent); (iv) shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable lenders thereof; (v)(x) if refinancing all or any portion of the Tranche B Loans shall have a maturity date that is not prior to the scheduled Tranche B Maturity Date, and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Tranche B Loans being refinanced ~~or~~, (v)(y) if refinancing all or any portion of the Term Advances shall have a maturity date that is not prior to the scheduled Term Loan Maturity Date, and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Term Advances being refinanced or (v)(z) if refinancing all or any portion of the Tranche B2 Loans shall have a maturity date that is not prior to the scheduled Tranche B2 Maturity Date, and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Tranche B2 Loans being refinanced; (vi) subject to clauses (iv) and (v) above, shall have terms and conditions (other than pricing) that are substantially identical to, or less favorable to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Tranche B Loans, Tranche B2 Loans and/or Term Advances, as applicable, being refinanced (unless such terms are acceptable to the Agent); and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Tranche B Loans, Tranche B2 Loans and/or Term Advances, as applicable, being so refinanced, in each case pursuant to Section 2.10; provided however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof and applicable only during periods after the latest maturity date of any of the Facilities (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than the Tranche B Loans, Tranche B2 Loans and/or Term Advances, as applicable, being refinanced (plus accrued interest, fees, discounts, premiums or expenses payable in connection therewith).

(b) The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Agent specifying in reasonable detail the proposed terms thereof. No Lender shall have any obligation hereunder to provide Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Agent (which approval shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.04 and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security and Guarantee Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Effective Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.24.

(d) Each class of Specified Refinancing Debt incurred under this Section 2.24 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.24.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Tranche B Lender to fund the Tranche B Loans, shall be subject to the satisfaction of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied, the “Effective Date”):

(a) The Agent shall have received duly executed counterparts of this Agreement and each of the other Loan Documents requested by the Agent from the Borrower, each other Loan Party party thereto and the Agent.

(b) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:

(i) A certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the Borrowing under the Tranche B Facility , and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iii) below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(ii) A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(iii) Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party as in effect on the Effective Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each Loan Party as of a recent date, from such Secretary of State (or comparable entity).

(iv) A favorable opinion of Arnold & Porter Kaye Scholer LLP, counsel for the Borrower and the other Loan Parties, dated as of the Effective Date, addressed to the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

(v) Any Notes, to the extent requested at least three Business Days prior to the Effective Date by any Lender pursuant to Section 2.16.

(c) The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.

(d) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower in the form attached hereto as Exhibit H.

(e) The representations and warranties contained in Section 4.01 and in each other Loan Document are correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) except where such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date. The Administrative Agent shall have received a certificate, dated the Effective Date, from a Financial Officer of the Borrower certifying compliance with this Section 3.01(e).

(f) All fees required to be paid by the Borrower hereunder or as separately agreed by the Borrower and any of the Arrangers or the Tranche B Lenders or the Term Lenders and all invoiced expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid.

(g) After giving effect to the Transactions and the other transactions contemplated hereby, no Loan Party shall have any outstanding Indebtedness for borrowed money or preferred stock other than the Indebtedness under the Tranche B Facility and Revolving Credit Facility and any applicable Indebtedness permitted pursuant to Section 5.03(k).

(h) Since February 2, 2018, there shall not have been any event that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(i) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or Event of Default.

(j) The Agent and the Arrangers shall have received, at least four Business Days prior to the Effective Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing at least ten Business Days prior to the Effective Date by the Agent or the Arrangers,.

(k) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.01(c) and the applicable provisions of the Security and Guarantee Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Agent.

(l) The Collateral Agent shall have received (i) a Perfection Certificate with respect to the Loan Parties dated the Effective Date and duly executed by a Responsible Officer of the Borrower and (ii) the results of a recent lien search made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, as applicable, in each case as indicated on the Perfection Certificate referred to above, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 5.03(a) of this Agreement or have been or will be contemporaneously released or terminated.

(m) The Security and Guarantee Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Effective Date. The Collateral Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security and Guarantee Document.

(n) Each document (including any UCC financing statements but excluding any Mortgages) required by the Security and Guarantee Documents or under applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 5.03(a) of this Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recordation. On or prior to the Effective Date, the Collateral Agent shall have received all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as the Collateral Agent may reasonably request.

(o) Other than as set forth in Section 5.01(n), (i) each of the Security and Guarantee Documents, in form and substance reasonably satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 5.03(a) of this Agreement, (iii) each such Security and Guarantee Document shall have been filed and recorded in the recording office as specified on Schedule 4.01(bb) (or a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Agent, insuring such Security and Guarantee Document as a first lien on such Mortgaged Property (subject to applicable Liens permitted under Section 5.03(a) of this Agreement) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than Permitted Liens, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

(p) The Collateral Agent shall have received: (i) with respect to any Existing Mortgage, evidence that an amendment, supplement or modification in form reasonably satisfactory to the Collateral Agent (the “Mortgage Amendments”) with respect to each such Existing Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing and recording in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to maintain or protect the lien of the related Existing Mortgage and the priority thereof, (ii) with respect to the real properties subject to the Mortgage Amendments, fully paid title searches and mortgage modification and continuation endorsements confirming ownership of the related real property by the applicable Loan Party and showing no Liens of record other than Permitted Liens and (iii) evidence that all filing, documentary, stamp, intangible and recording taxes and fees in respect to such Mortgage Amendments have been paid in connection with the preparation, execution, filing and recordation of the Mortgage Amendments.

(q) With respect to each Mortgaged Property, the Administrative Agent shall have received a Flood Hazard Determination and, if any Mortgaged Property is a Flood Hazard Property, (i) the Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the NFIP and (ii) copies of the Borrower’s application for a Flood Insurance Policy plus proof of premium payment, a declaration page confirming that a Flood Insurance Policy has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Collateral Agent as sole loss payee.

Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender as of the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 3.02. Conditions Precedent to a Borrowing on the Engility Closing Date. The obligations of each Term Lender to fund the entire amount of Term Advances, shall be subject to the satisfaction of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied, the “Engility Closing Date”):

(a) The Administrative Agent shall have received on or before the Engility Closing Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:

(i) A certificate of the Secretary or Assistant Secretary of each Engility Loan Party certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Engility Loan Party as in effect on the Engility Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or comparable governing body) of such Engility Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Engility Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Engility Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (iii) below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Engility Loan Party.

(ii) A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(iii) Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Engility Loan Party, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each such Engility Loan Party as of a recent date, from such Secretary of State (or comparable entity).

(iv) A favorable opinion of (a) Arnold & Porter Kaye Scholer LLP, counsel for the Engility Loan Parties, and (b) to the extent necessary, local counsel to the Engility Loan Parties, in each case, dated as of the Engility Closing Date, addressed to the Administrative Agent, the Collateral Agent, the Term Lenders in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the transactions as the Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

(v) Any Notes, to the extent requested at least three Business Days prior to the Engility Closing Date by any Lender pursuant to Section 2.16.

(b) The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.

(c) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower in the form attached hereto as Exhibit H.

(d) The Engility Acquisition and the Engility Transactions shall be consummated substantially concurrently with the initial funding of the Term Advances in accordance with the Engility Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Agent, the Arrangers or the Lenders without the prior written consent of the Agent). The Engility Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality). The Administrative Agent shall have received a certificate, dated the Engility Closing Date from a Financial Officer of the Borrower certifying compliance with this Section 3.02(d).

(e) All fees required to be paid by the Borrower hereunder or as separately agreed by the Borrower and any of the Arrangers or the Term Lenders and all invoiced expenses (but only to the extent invoiced 3 days prior to the Engility Closing Date) of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid.

(f) Since December 31, 2017, there shall not have been any event that has had or would reasonably be expected to have, individually or in the aggregate, an Engility Acquisition Agreement Material Adverse Effect.

(g) The Agent and the Arrangers shall have received, at least four Business Days prior to the Engility Closing Date, all documentation and other information with respect to the Engility Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing at least ten Business Days prior to the Engility Closing Date by the Agent or the Arrangers and not previously delivered to Agent.

(h) The Security and Guarantee Documents shall be in full force and effect on the Engility Closing Date. The Collateral Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security and Guarantee Document.

(i) Each document (including any UCC financing statements but excluding any Mortgages) required by the Security and Guarantee Documents or under applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 5.03(a) of this Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recordation. On or prior to the Engility Closing Date, the Collateral Agent shall have received all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Engility Loan Party in blank and such other instruments or documents as the Collateral Agent may reasonably request.

Notwithstanding the foregoing, if, after the use by the Engility Loan Parties of commercially reasonable efforts to cause the conditions relating to the collateral and guarantee matters set forth in Section 3.02(h) and Section 3.02(i) above to be satisfied as of the Engility Closing Date (other than Collateral in which a security interest therein may be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (other than in respect of any Excluded Subsidiary) of the Acquired Business or any subsidiary of the Acquired Business organized outside of the United States) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office), such conditions shall not be a condition precedent to the funding of the Term Advances on the Engility Closing Date, but shall be accomplished as promptly as practicable after the Engility Closing Date and in any event within 30 days or such later date as the Agent may agree to in its sole discretion. Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.02, each Lender as of the Engility Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Engility Closing Date specifying its objection thereto.

Section 3.03. Conditions Precedent to a Borrowing on the Fall-Away Date. The obligations of each Term Lender to fund Term Advances on the Fall-Away Date shall be subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received on or before the Fall-Away Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:

(i) Any Notes, to the extent requested at least three Business Days prior to the Fall-Away Date by any Lender pursuant to Section 2.16.

(b) The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.

(c) The Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality). The Administrative Agent shall have received a certificate, dated the Fall-Away Date from a Financial Officer of the Borrower certifying compliance with this Section 3.03(c).

(d) All fees required to be paid by the Borrower hereunder or as separately agreed by the Borrower and any of the Arrangers or the Term Lenders and all invoiced expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid (which amounts may be offset against the proceeds of the Term Advances).

Section 3.04. Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Revolving Credit Lender to make a Revolving Credit Advance (other than an Advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such Issuance (as the case may be) (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance such statements are true):

(i) the representations and warranties contained in Section 4.01 and in each other Loan Document are correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own or lease its assets and carry on its business and is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions and the other transactions contemplated hereby, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not conflict with or contravene or result in any breach of (i) such Loan Party’s charter, by-laws or other organizational documents, (ii) law or any material contractual restriction binding on or affecting such Loan Party or any of its Subsidiaries or (iii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any of its Subsidiaries is subject.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is or will be required for the due execution, delivery and performance by any of the Loan Parties of each Loan Document to which it is a party or otherwise in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed and delivered by the Borrower and each other Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower and each other Loan Party that is a party thereto, enforceable against the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(e) The audited Consolidated balance sheet of the Borrower and its Subsidiaries, and the related Consolidated statements of income, equity and cash flows as of and for each of the fiscal years ended January 29, 2016, February 3, 2017 and February 2, 2018: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) are complete and accurate in all material respects and fairly present, in all material respects, the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby. Since February 2, 2018, there has been no Material Adverse Change.

(f) There is no pending or (to the knowledge of the Borrower) threatened action, suit, investigation, litigation or proceeding pending or threatened in writing, including pursuant to any Environmental Law, affecting the Consolidated Group before any court, Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) None of the Loan Parties is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) None of the Loan Parties is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Borrower has made available, through the reports and other filings made by the Borrower under the Exchange Act or Securities Act or through the Agent, to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject and all reports or other filings made by the Borrower under the Exchange Act or Securities Act, and disclosed, through the reports and other filings made by the Borrower under the Exchange Act or Securities Act or otherwise, all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Information Memorandum or any reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions the Borrower believed to be reasonable at the time.

(j) The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

(k) The Borrower and its Subsidiaries have timely filed all material Tax returns and reports required to be filed, and have paid all material Taxes, levied or imposed upon them or their property, income or assets, that are due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(l) As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 4.01(l).

(m) The on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not reasonably be likely to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have obtained all Environmental Permits that are required under any Environmental Law necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain or maintain such Environmental Permits or such noncompliance would not be reasonably likely to have a Material Adverse Effect.

(n) The Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Liens permitted by Section 5.03(a) and for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, service marks, tradenames, copyrights, patents, franchises, licenses and other intellectual property (collectively, “IP Rights”) material to its business, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 4.01(o) is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by Borrower or any of its Subsidiaries as of the Effective Date. To the knowledge of the Borrower, the conduct of the business of each of the Borrower and its Subsidiaries as currently conducted does not infringe upon or violate any rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p) Neither the Borrower nor any of its Subsidiaries or Affiliates, nor any director or officer, nor, to the knowledge of the Borrower or any of its Subsidiaries, any agent, representative, employee or other person associated with or acting on behalf of the Borrower or any of its Subsidiaries or Affiliates is, or is (to the knowledge of the Borrower) Controlled by Persons that are, (a) currently the subject or the target of any sanctions or trade embargoes administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, any European Member State, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”), (b) nor are the Borrower or any of its Subsidiaries located, organized or resident in a country, region or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Crimea, Iran, North Korea and Syria (each, a “Sanctioned Country”). The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions.

(q) No Advance, nor the proceeds from any Advance or Letter of Credit, has been or will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any Sanctioned Country or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any Sanctioned Country or who is a Person who is the subject or target of Sanctions or, to the knowledge of the Borrower or any of its Subsidiaries, any Person owned by or controlled by, or acting for or on behalf of a Person who is the subject or target of Sanctions, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender, any Issuing Bank or the Agent of any Sanctions (any such Person, a “Sanctioned Person”). None of the Borrower, any Subsidiary of the Borrower or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or agents (under control of the Borrower) of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

(r) Neither the Borrower nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, nor, to the knowledge of the Borrower or any of its Subsidiaries, any agent, representative or other person associated with or acting on behalf of the Borrower or any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage to the extent the same would be a violation of any law applicable to the Borrower, such Subsidiary or such Affiliate; and the Borrower and each of its Subsidiaries and Affiliates have conducted their respective businesses in compliance with anti-corruption laws applicable to the Borrower or such Subsidiary or Affiliate and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(s) The Borrower and its Subsidiaries are in compliance with all laws, regulations and orders and have all requisite governmental licenses, authorizations, consents and approvals to operate their respective business, except for any such non-compliance or failure to have which would not reasonably be likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the Patriot Act.

(t) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to result in the funding attainment percentage dropping below 60% as of the most recent valuation date.

(i) As of the ~~date hereof~~Effective Date and throughout the term of this Agreement, the Borrower is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments.

(ii) The Administrative Agent, the Arrangers and each Lender hereby inform the Borrower that such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person or an Affiliate has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Advances or the Commitments, (2) may recognize a gain if it purchased the Advances or the Commitments for an amount less than the par amount thereof or sells the Advances or the Commitments for an amount in excess of what it paid therefor or extended to the Borrower hereunder and/or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(u) The Borrower has the power and authority to make the Borrowings herein provided for, to grant to the Collateral Agent the Liens described in the Security and Guarantee Documents executed by the Borrower and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to grant to the Collateral Agent the Liens described in the Security and Guarantee Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.

(v) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability) security interest in the Collateral and the proceeds thereof and (1) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (2) when the financing statements in appropriate form describing the Collateral as “all assets” or using language of similar import or otherwise containing a reasonable description of the Collateral are filed in the offices specified on Schedule 4.01(v), the Lien created under the Guarantee and Collateral Agreement in the Collateral that may be perfected by the filing of a financing statement in such office will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 5.03(a).

(w) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 4.01(o), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 5.03(a) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the ~~date hereof~~Effective Date).

(x) Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default has resulted or could reasonably be expected to result in a Material Adverse Effect.

(y) Schedule 4.01(y) sets forth a true, complete and correct description of all insurance maintained by the Borrower or by its Subsidiaries as of the Effective Date. Such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

(z) Schedule 4.01(z)-1 lists completely and correctly as of the Effective Date all real property owned by the Borrower and the Guarantors and the addresses thereof and (ii) Schedule 4.01(z)-2 lists completely and correctly as of the Effective Date each parcel of real property leased, subleased, licensed or sublicensed by the Borrower and the Guarantors, the address and the owner thereof, and the expiration date of the related lease, sublease, license or sublicense.

(aa) Each Mortgage is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability) first priority Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the offices specified on Schedule 4.01(aa), such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 5.03(a).

(bb) As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of each of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from each of the Borrower and its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

(cc) Either (i) no Mortgaged Property is a Flood Hazard Property or (ii) if a Mortgaged Property is a Flood Hazard Property, the Borrower or the applicable Loan Party has delivered to the Administrative Agent Evidence of Flood Insurance with respect to such Mortgaged Property.

(dd) The Borrower is not an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01. Affirmative Covenants. So long as any Advance or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and Secured Cash Management Obligations and Secured Hedging Obligations as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent such non-compliance would not be reasonably expected to have a Material Adverse Effect and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (other than a Lien described in clause (a) of the definition of Permitted Lien); provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Taxes that (x) are being contested in good faith by appropriate proceedings and for which reserves have been provided in accordance with GAAP or (y) the failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(ii) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent and to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(iii) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (1) a Special Flood Hazard Area by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance, if so requested by any Lender, in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require and otherwise comply with the NFIP as set forth in the Flood Laws (each, a “Flood Insurance Policy”) or (2) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require. The Administrative Agent will provide copies of each Flood Hazard Determination, Borrower Notice and all other Evidence of Flood Insurance to the Lenders promptly after its receipt of such documentation. Following the Effective Date, the Borrower shall deliver to the Collateral Agent annual renewals of the Flood Insurance Policy or annual renewals of a force-placed Flood Insurance Policy for each Mortgaged Property if flood insurance for such Mortgaged Property was requested by any Lender. In connection with and as a condition to any amendment to this Agreement (other than an amendment executed in connection with any Advance contemplated to be funded on any Funding Date) pursuant to which any increase, extension, or renewal of Advances is contemplated, the Administrative Agent shall obtain Flood Hazard Determinations for each of the Mortgaged Properties and Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Borrower Notice and Evidence of Flood Insurance, as applicable.

(iv) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

(a) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section

5.03(m) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(b) Visitation Rights. At any reasonable time and from time to time, permit the Agent or, during the continuance of a Default, any of the Lenders (or any agents or representatives thereof), upon reasonable advance notice to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it chooses, be present at any of the foregoing; provided, further, that such visits and such discussions shall be limited to no more than once per calendar year, respectively, except during the continuance of an Event of Default; and provided, further, that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require the Borrower or any Subsidiary of the Borrower to permit inspection of any properties or financial or operating records to an extent that would require the Borrower or any of its Subsidiaries to reveal any of its trade secrets, research data or proprietary information which its management in good faith believes to be irrelevant to this Agreement.

(c) Keeping of Books; Maintenance of Ratings. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP in effect from time to time, and (ii) use commercially reasonable efforts to cause the Facilities to be continuously and publicly rated (but not any specific rating) by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

(d) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except (i) for Dispositions not prohibited by any Loan Document and (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e) Transactions with Affiliates. Except for transactions between or among Loan Parties, Raptors Merger Sub, Inc. and any Receivables Subsidiary, conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(f) Reporting Requirements. Furnish to the Agent for further distribution to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by a Financial Officer, the Controller or the Treasurer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments) and certificates of a Financial Officer, the Controller or the Treasurer of the Borrower (x) as to compliance with the terms of the Loan Documents and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.05 and (y) containing the calculation of the Available Amount Basket as of the end of such quarter and the amount of the Available Amount Basket used during such quarter;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, (a) a copy of the annual audit report for such year for the Borrower and its Consolidated Subsidiaries, containing a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year prepared in accordance with GAAP, in each case audited and accompanied by an unqualified report and opinion by Ernst & Young LLP or other independent public accountants of recognized national standing and certificates of a Financial Officer, the Controller or the Treasurer of the Borrower as to (x) compliance with the terms of the Loan Documents, including setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.05, and (y) the calculation of the Available Amount Basket as of the end of such fiscal year, the amount of the Available Amount Basket used during such fiscal year, Excess Cash Flow for such fiscal year and the related Excess Cash Flow Percentage and (b) a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.01(i)(ii);

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower files with the SEC or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f);

(vi) such other information respecting the Consolidated Group, or compliance with the terms of the Loan Documents, and as any Lender through the Agent may from time to time reasonably request, including all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(vii) as soon as possible and in any event within five Business Days, a prompt written notice of (A) any development that has resulted or could reasonably be expected to result in a Material Adverse Effect, (B) any change in the Borrower’s public corporate rating by S&P or public corporate family rating by Moody’s or the ratings of any of the Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Facilities, (C) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect, or (D) the incurrence of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.10(b).

At the request of the Administrative Agent or the Required Lenders, no later than (i) 10 days after the delivery of any financial statements pursuant to subclause (i) or (ii) of Section 5.01(i) or (ii) such other time as reasonably agreed by the Borrower and the Administrative Agent, the appropriate Financial Officers of the Borrower shall participate in one conference call per fiscal quarter (and additional calls at the discretion of the Borrower) with the Administrative Agent and the Lenders to discuss in reasonable detail such financial statements and the financial condition and results of operations of the Borrower and its Subsidiaries, as well as to answer any reasonable questions from the Administrative Agent or the Lenders about such financial statements.

(g) Use of Proceeds. Use the proceeds of any Advances in accordance with Section 2.17 or any applicable Incremental Assumption Agreement, as applicable.

(h) Regulatory Approvals. Maintain, and cause each of its Subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to conduct its business and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.

(i) Further Assurances. (i) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust and any applicable flood documentation) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, if applicable, in order to grant, preserve, protect and perfect the validity and first priority (subject to any Liens permitted under Section 5.03(a)) of the security interests created or intended to be created by the Security and Guarantee Documents.

(ii) If, following the Effective Date, any Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party, the Borrower shall promptly (and in any event within 30 days (or such longer period as the Collateral Agent shall agree) of such event) (A) notify the Collateral Agent thereof, (B) cause such Domestic Subsidiary (other than an Excluded Subsidiary) to become a Loan Party by executing the Guarantee and Collateral Agreement (or a supplement thereto in the form specified therein), (C) cause the Equity Interest of such Domestic Subsidiary (other than an Excluded Subsidiary) and the Equity Interest of any Subsidiary owned by such Domestic Subsidiary (other than an Excluded Subsidiary) (limited to, in the case of any first-tier Foreign Subsidiary owned by such Domestic Subsidiary (other than an Excluded Subsidiary), 65% of the voting and 100% of the non-voting Equity Interests of such first-tier Foreign Subsidiary, and in the case of any other Foreign Subsidiary owned by such Domestic Subsidiary (other than an Excluded Subsidiary), 100% of the non-voting Equity Interests of such other Foreign Subsidiary) to be pledged to the Collateral Agent on a first priority basis and deliver to the Collateral Agent all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent required by the Security and Guarantee Documents, (D) cause all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Guarantee Documents and perfect or record such Liens to the extent, and with the priority, required by the Security and Guarantee Documents, to be filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, (E) cause each Loan Party to take all other action required under the Security and Guarantee Documents or reasonably requested by the Collateral Agent to perfect, register and/or record the Liens granted by it thereunder and (F) cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.01(l).

(iii) If any fee owned real property is acquired by any Loan Party after the Effective Date, having a value in excess of $1,000,000 the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrower will, no later than 90 days after such acquisition (or such longer period as the Collateral Agent shall agree), cause such assets to be subjected to a Lien securing the Facilities and will take such actions as shall be requested by the Collateral Agent to grant and perfect such Liens, including the satisfaction of the Real Estate Collateral Requirements, all at the expense of the Borrower.

(j) Information Regarding Collateral. Furnish to the Administrative Agent prompt written notice of any change (1) in the corporate name of any Loan Party, (2) in the jurisdiction of organization or formation of any Loan Party, (3) in any Loan Party’s identity or corporate structure or (4) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(k) Post-Closing Obligations. [Reserved]

Section 5.02. [Reserved]

Section 5.03.Negative Covenants. So long as any Advance or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and Secured Cash Management Obligations and Secured Hedging Obligations as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder:

(a) Liens, Etc. The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties or assets (including Equity Interests or other securities of any Person), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) (1) Liens pursuant to any Loan Document and (2) Permitted Liens;

(ii) (1) Liens on any of the assets of the Borrower or any of its Subsidiaries, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 3 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations; and

(2) (A) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of assets (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (B) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Borrower or any of its Subsidiaries of any Person then owning such assets whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach; provided that, with respect to clause (A), the Liens shall be given within 3 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; provided further that the aggregate principal amount of the Indebtedness secured by the Liens referred to in these clauses (ii)(1) and (ii)(2) shall not exceed $30,000,000 (which shall automatically be increased to $50,000,000 on the Engility Closing Date without any action by any party hereto) at any time outstanding;

(iii) the Liens existing on the Effective Date and described on Schedule 5.03(a) hereto (or to the extent not listed on such Schedule, where the fair market value of asset to which such Lien is attached is less than $2,500,000);

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(v) other Liens securing Indebtedness; provided that the sum of (1) the aggregate principal amount of the Indebtedness then outstanding and secured by the Liens referred to in this clause (v) and (2) the aggregate fair value of property sold pursuant to sale and lease-back transactions permitted by Section 5.03(f)(iv) below with respect to which the applicable lease remains in effect, shall not exceed the greater of (x) $45,000,000 (which shall automatically be increased to $100,000,000 on the Engility Closing Date without any action by any party hereto) and (y) 2.0% of Total Assets at any time;

(vi) Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities;

(vii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(viii) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility in an amount outstanding at any time not to exceed the greater of (x) $300,000,000 and (y) 6.5% of Total Assets;

(ix) receipt of progress payments and advances from customers in the Ordinary Course of Business to the extent same creates a Lien on the related inventory and proceeds thereof;

(x) Liens arising out of consignment or similar arrangements for the sale by the Borrower or any of its Subsidiaries of goods through third parties in the Ordinary Course of Business;

(xi) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with an Investment permitted by Section 5.03(j);

(xii) Liens on specific items of inventory or other goods and proceeds of the Borrower or any of its Subsidiaries arising in the Ordinary Course of Business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiii) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(xiv) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(xv) Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of the Borrower or any other Loan Party; and

(xvi) Liens on intellectual property owned or developed by, or licensed to, the Borrower, or any of its Subsidiaries consisting of licenses of such intellectual property to third parties in the Ordinary Course of Business on customary terms which do not materially interfere with the business of the Borrower and its Subsidiaries.

(b) [Reserved]

(c) Accounting Changes. The Borrower will not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, from the business as carried out by the Borrower and its Subsidiaries on the Effective Date; it being understood that this Section 5.03(d) shall not prohibit (i) the Engility Acquisition or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to the business as carried out by the Borrower and its Subsidiaries on the Effective Date or the Acquired Business on the Engility Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e) Hedge Agreements. The Borrower will not enter into, or permit any of its Subsidiaries to enter into, any Hedge Agreement, other than Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries, is exposed in the conduct of its business or management of its assets or liabilities.

(f) Limitation on Sale and Lease-Back Transactions. The Borrower will not enter into, or permit any of its Subsidiaries to enter into, any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into (x) prior to the Effective Date, (y) with respect to any Acquired Entity, prior to the merger or consolidation of the Acquired Entity with the Borrower provided such sale and lease-back transaction was not entered into in contemplation of such transaction, or (z) in the Ordinary Course of Business of the Borrower or any of its Subsidiaries;

(ii) such transaction was for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by one of the Borrower’s Subsidiaries;

(iii) such transaction was for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by any domestic or foreign Governmental Authority in connection with pollution control, industrial revenue, private activity bonds or similar financing;

(iv) the aggregate fair value of property sold pursuant to such transactions involving a lease for more than three years that is then outstanding shall not exceed, together with the aggregate principal amount of Indebtedness that is then outstanding and secured by the Liens referred to in Section 5.03(a)(v) above, the greater of (x) $45,000,000 (which shall automatically be increased to $80,000,000 on the Engility Closing Date without any action by any party hereto) and (y) 2.0% of Total Assets;

(v) the Borrower or any of its Subsidiaries would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the attributable Liens with respect to such sale and lease-back transaction; or

(vi) the Borrower or any of its Subsidiaries applies an amount equal to the fair value of the property sold to the purchase of property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction.

(g) [Reserved]

(h) Dividends; Capital Stock. Except for transactions between or among Loan Parties, the Borrower will not (or permit any of its Subsidiaries to) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any of its Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(i) each Subsidiary of the Borrower may (A) make Restricted Payments to the Borrower and to other Subsidiaries of the Borrower that directly or indirectly own Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests) and (B) declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(ii) the Borrower may declare and pay recurring dividends; provided that the aggregate amount of such dividends paid in any fiscal year shall not exceed $100,000,000;

(iii) the Borrower may declare and pay special dividends and enter into share repurchases in an aggregate amount not to exceed $50,000,000 in any fiscal year (which shall automatically be increased to $175,000,000 in any fiscal year on the Engility Closing Date without any action by any party hereto); provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom; and provided further, however, that so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Leverage Ratio is equal to or less than 3.00 to 1.00, in each case on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07, Restricted Payments described in this clause (iii) shall be unlimited; and

(iv) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount Basket as of such time that the Borrower elects to apply to this Section 5.03(h)(iv), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied; provided that (i) before and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to any such Restricted Payment, the Interest Coverage Ratio is equal to or greater than 2.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07.

(i) Negative Pledge. The Borrower will not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement (other than the Loan Documents) prohibiting or conditioning the creation or assumption of any Lien upon any of the Borrower’s property or assets for the benefit of the Agent, the Lenders and the Issuing Banks with respect to the Obligations under the Loan Documents except (a) agreements in favor of the Agent and the Lenders; (b) prohibitions or conditions under (i) any Indebtedness or agreements existing on the Effective Date, (ii) any purchase money Indebtedness not prohibited hereunder solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (iii) any Capital Lease not prohibited hereunder solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto, (iv) any Indebtedness outstanding or agreements existing on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower), (v) any Indebtedness permitted pursuant to Section 5.03(k)(vii) to the extent no more restrictive than the covenants in this Agreement or (vi) or relating to any Receivables Facility; (c) software and other intellectual property licenses pursuant to which the Borrower or any of its Subsidiaries is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets that are subject of the applicable license); (d) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the Ordinary Course of Business; or (e) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business.

(j) Investments, Loans and Advances. The Borrower will not (and will not permit any of its Subsidiaries to) make, hold or acquire any Investments, except:

(i) (a) Investments by the Borrower and its Subsidiaries existing on the Effective Date in any Subsidiary of the Borrower and (b) additional Investments by the Borrower and its Subsidiaries in the Borrower or any of its Subsidiaries; provided that the aggregate amount of Investments made after the Effective Date in Subsidiaries of the Borrower that are not Loan Parties, taken together with loans and advances made after the Effective Date by Loan Parties to Subsidiaries of the Borrower that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $20,000,000 (which shall automatically be increased to $40,000,000 on the Engility Closing Date without any action by any party hereto);

(ii) Investments in cash or Cash Equivalents;

(iii) loans or advances made by the Borrower to any of its Subsidiaries and made by any of its Subsidiaries to the Borrower or any other Subsidiary of the Borrower; provided that (a) any such loans and advances made by a Loan Party shall be evidenced by a promissory note or global intercompany note pledged pursuant to any Security and Guarantee Document and (b) the amount of such loans and advances made by Loan Parties to any Subsidiaries of the Borrower that are not Loan Parties shall be subject to the limitation set forth in clause (i) above;

(iv) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(v) the Borrower and its Subsidiaries may make loans and advances in the Ordinary Course of Business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 (which shall automatically be increased to $10,000,000 on the Engility Closing Date without any action by any party hereto) in any fiscal year;

(vi) the Borrower or any of its Subsidiaries may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (a) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any of its Subsidiaries; (b) the Acquired Entity shall be in a line of business reasonably similar, ancillary or incidental to the business of that of the Borrower and its Subsidiaries as conducted during the current and most recent calendar year; and (c) (A) both before and after giving effect thereto, no Event of Default shall have occurred and be continuing, in each case at and as of the date the agreement for such acquisition is signed, (B) on the date the agreement for such acquisition is signed, the Senior Secured Leverage Ratio, after giving pro forma effect to such acquisition and the pro forma adjustments described in Section 1.07, is equal to or less than 3.75 to 1.00, (C) at the time of the consummation of such transaction, the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Agent, and (D) at the time of the consummation of such transaction, the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.03(k) and any Security and Guarantee Documents; provided that the total consideration paid by or on behalf of the Borrower or any of its Subsidiaries for any such acquisition of a Person that does not become a Loan Party (including by way of merger) or of assets that do not become collateral under any Security and Guarantee Documents, when aggregated with the total consideration paid by or on behalf of the Borrower or any of its Subsidiaries for all other acquisitions made by the Borrower or any of its Subsidiaries of Persons that do not become Loan Parties (including by way of merger) or of assets that do not become collateral under any

Security and Guarantee Documents, shall not exceed the greater of (x) $75,000,000 (which shall automatically be increased to $150,000,000 on the Engility Closing Date without any action by any party hereto) and (y) 3.5% of Total Assets (any acquisition of an Acquired Entity meeting all the criteria of this Section 5.03(j)(vi) being referred to herein as a “Permitted Acquisition”); provided that, notwithstanding any of the foregoing, the Engility Acquisition shall constitute a Permitted Acquisition;

(vii) in addition to Investments permitted by paragraphs (i) through (vi) above, additional investments, loans and advances by the Borrower and its Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (vii) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $100,000,000 in the aggregate;

(viii) in addition to Investments permitted by paragraphs (i) through (vii) above, additional investments, loans and advances by the Borrower and its Subsidiaries so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) the Borrower would be in compliance with the covenant set forth in Section 5.05, after giving pro forma effect to such investment, loan or advance and the pro forma adjustments described in Section 1.07 and (3) on a pro forma basis after giving effect to such investment, loan or advance and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 3.00 to 1.00;

(ix) the Borrower and each of its Subsidiaries may make Investments in an aggregate amount not to exceed the portion, if any, of the Available Amount Basket as of such time that the Borrower or such Subsidiary elects to apply to this Section 5.03(j)(ix), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied; provided that before and after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(x) Investments relating to any Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases or other transactions in connection therewith;

(xi) Non-speculative Investments consisting of Hedge Agreements permitted hereunder;

(xii) Investments arising directly out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for any Disposition permitted under Section 5.03(n); provided that such non-cash considering shall in no event exceed 25% of the total consideration received for such sale;

(xiii) Investments resulting from pledges and deposits referred to in clauses (c) and (d) of the “Permitted Liens” definition;

(xiv) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons which do not materially interfere with the business of the Borrower and its Subsidiaries;

(xv) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(xvi) Investments in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers constituent with past practices;

(xvii) Advances of payroll payments to employees, or fee payments to directors or consultants, in the Ordinary Course of Business;

(xviii) Investments of any Person that becomes a Subsidiary of the Borrower after the Effective Date; provided that (a) such Investments exist at the time such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired; and

(xix) Investments in Raptors Merger Sub, Inc. to the extent made to effectuate the closing of the Engility Acquisition.

For purposes of compliance with this Section 5.03(j), the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, except to the extent it would increase the Available Amount Basket, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the original amount of such Investment).

(k) Indebtedness. The Borrower will not (and will not permit any of its Subsidiaries to) incur, create, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder and under the other Loan Documents;

(ii) intercompany Indebtedness of the Borrower and its Subsidiaries to the extent permitted by Section 5.03(j)(iii); provided that (x) upon request of the Agent any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note (including a global intercompany note), pledged and delivered to the Agent as additional security for the obligations of such Loan Party, together with an appropriate allonge or note power and (y) any such Indebtedness owed by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party shall be subordinated in right of payment to the obligations of the Loan Party pursuant to an affiliate subordination agreement reasonably satisfactory to the Agent;

(iii) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount at any time outstanding of Indebtedness permitted by this Section 5.03(k)(iii), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 5.03(k)(iv), shall not exceed the greater of (x) $100,000,000 (which shall automatically be increased to $200,000,000 on the Engility Closing Date without any action by any party hereto) and (y) 5.0% of Total Assets;

(iv) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 5.03(k)(iii), not exceeding the greater of (x) $100,000,000 (which shall automatically be increased to $200,000,000 on the Engility Closing Date without any action by any party hereto) and (y) 5.0% of Total Assets;

(v) Indebtedness under performance or surety bonds or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business;

(vi) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Effective Date or Indebtedness acquired or assumed by the Borrower or any of its Subsidiary in connection with any Permitted Acquisition or other acquisition permitted under Section 5.03(j); provided that (a) such Indebtedness exists at the time such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, (b) immediately before and after such Person becomes a Subsidiary, no Default shall have occurred and be continuing and (c) at the time such Indebtedness is acquired or assumed or such Person becomes a Subsidiary, the Borrower shall be in compliance with the financial covenant set forth in Section 5.03 after giving pro forma effect to the acquisition or assumption of such Indebtedness and the pro forma adjustments described in Section 1.07 and any Permitted Refinancing thereof;

(vii) unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) such other amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 4.50 to 1.00;

provided that, if the proceeds of such unsecured Indebtedness are being used to finance, in whole or in part, a Permitted Acquisition then the Leverage Ratio set forth in clause (y) above must only be satisfied at the time the acquisition agreement for such Permitted Acquisition is entered into and if the proceeds of such unsecured Indebtedness are being used to finance, in whole or in part, the Olympus Acquisition then the Leverage Ratio set forth in clause (y) above must only be satisfied on the First Amendment Effective Date; provided further that (a) the terms of such Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Indebtedness than those applicable to the Facilities or are otherwise on current market terms for such type of Indebtedness, as determined by the Borrower, (b) the final maturity date of such Indebtedness shall be no earlier than 181 days after the final maturity date of any of the Facilities outstanding at the time of incurrence of such Indebtedness, (c) the aggregate amount of principal payments required to be made on such Indebtedness prior to the date that is 181 days after the final maturity date of any of the Facilities outstanding at the time of incurrence of such Indebtedness shall not exceed 10% of the original principal amount of such Indebtedness, (d) on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds therefrom), no Event of Default shall have occurred and be continuing or would result therefrom, in the case of a Permitted Acquisition, at the time the acquisition agreement for such Permitted Acquisition is entered into and in the case of the Olympus Acquisition, on the First Amendment Effective Date and (e) the aggregate amount of all such Indebtedness incurred by Subsidiaries of the Borrower that are not Loan Parties shall not exceed the greater of (x) $100,000,000 and (y) 2.5% of Total Assets; provided further that the foregoing requirements of clause (b) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges as determined by the Borrower;

(viii) Indebtedness outstanding as of the Effective Date, as set forth on Schedule 5.03(k)(viii) and any Permitted Refinancing thereof;

(ix) guarantees of any Loan Party in respect of Indebtedness of the Borrower (or any Permitted Refinancing thereof) or any other Loan Party otherwise permitted hereunder;

(x) Indebtedness in respect of purchase price adjustments or other similar adjustments incurred by the Borrower or any of its Subsidiaries in a Permitted Acquisition, Receivables Facility or Disposition under agreements which provide for the adjustment of the purchase price or for similar adjustments;

(xi) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Engility Acquisition, any Permitted Acquisition or other Investment permitted under Section 5.03(j);

(xii) Indebtedness in respect of a Receivables Facility in an amount outstanding at any time not to exceed the greater of (x) $300,000,000 and (y) 6.5% of Total Assets;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or any of its Subsidiaries in the Ordinary Course of Business against insufficient funds, so long as such Indebtedness is promptly repaid;

(xiv) Indebtedness of the Borrower or any of its Subsidiaries as an account party in respect of letters of credit in the Ordinary Course of Business;

(xv) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the Ordinary Course of Business;

(xvi) (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Borrower or any of its Subsidiaries incurred in the Ordinary Course of Business and (ii) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(xvii) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the Ordinary Course of Business;

(xviii) Indebtedness of Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the Ordinary Course of Business and (ii) Indebtedness of the Borrower or any of its Subsidiaries to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the Ordinary Course of Business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements) of the Borrower or any of its Subsidiaries; and

(xix) all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in the foregoing clauses (i) through (xviii).

(l) Other Indebtedness and Agreements. (i) The Borrower will not (and will not permit any of its Subsidiaries to) effect (x) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any unsecured Indebtedness, any Indebtedness that is expressly subordinated in right of payment to the obligations of the Loan Parties in respect of the Loan Documents or any Indebtedness that is secured by junior-priority security interest in any collateral securing the Facilities (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”) if the effect of such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect or (y) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(ii) The Borrower will not (and will not permit any of its Subsidiaries to) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood that payments of regularly scheduled interest and principal shall be permitted) or make any payment in violation of any subordination terms of any Junior Financing, except (a) the refinancing of any Junior Financing with any Permitted Refinancing thereof, (b) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing or Permitted Refinancing thereof, in an aggregate amount not to exceed the greater of (x) $50,000,000 (which shall automatically be increased to $80,000,000 on the Engility Closing Date without any action by any party hereto) and (y) such other amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, (1) the Leverage Ratio is equal to or less than 3.00 to 1.00 and (2) no Event of Default shall have occurred and be continuing or would result therefrom, and (c) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing in an aggregate amount not to exceed the portion, if any, of the Available Amount Basket as of such time that the Borrower elects to apply to this Section 5.03(l)(ii)(c), such election to be specified in a written notice of a Financial Officer of the Borrower calculating in reasonable detail the amount of the Available Amount Basket immediately prior to such election and the amount thereof elected to be so applied; provided that, in the case of this Section 5.03(l)(ii)(c), before and after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(iii) The Borrower will not (and will not permit any of its Subsidiaries to) enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any of its Subsidiaries to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (i) any agreement in effect on the Effective Date and described on Schedule 5.03(l), (ii) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) any agreement representing Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 5.03(k), (iv) any agreement in connection with a Disposition permitted hereunder, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 5.03(j) and applicable solely to such joint venture entered into in the Ordinary Course of Business, (vi) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) in each case so long as no Subsidiary of the Borrower is restricted from making Restricted Payments or transfers to the Borrower, customary restrictions contained in Indebtedness permitted under this Agreement to the extent no more restrictive to the Borrower and its Subsidiaries than the covenants contained in this Agreement, (ix) restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the Ordinary Course of Business (in which case such restriction shall relate only to such intellectual property) and (x) any agreement entered into in connection with a Receivables Facility.

(m) Fundamental Changes. The Borrower will not (and will not permit any of its Subsidiaries to) merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default would result therefrom:

(i) any Subsidiary of the Borrower may merge, amalgamate or consolidate with (x) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States of America); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Agent or (y) any other Subsidiary of the Borrower; provided that when any Guarantor is merging with another Subsidiary of the Borrower that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 5.03(j) and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(ii) (x) any Subsidiary of the Borrower that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary of the Borrower that is not a Loan Party and (y) any Subsidiary of the Borrower may liquidate or dissolve, or the Borrower or any of its Subsidiaries may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form, if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(iii) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any of its other Subsidiaries; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor and (ii) to the extent constituting an Investment, such Investment must be a permitted in accordance with Section 5.03(j);

(iv) the Borrower and its Subsidiaries may consummate the Engility Acquisition;

(v) any Subsidiary of the Borrower may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 5.03(n) (other than Section 5.03(n) (ii)(A));

(vi) any Investment permitted by Section 5.03(j) may be structured as a merger, consolidation or amalgamation; and

(vii) any Receivables Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, in each case, in connection with a Receivables Facility.

(n) Dispositions. The Borrower will not (and will not permit any of its Subsidiaries to) make any Disposition, except:

(i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned);

(ii) (A) Dispositions permitted by Section 5.03(m), (B) Investments permitted by Section 5.03(j), (C) Restricted Payments permitted by Section 5.03(h) and (D) Liens permitted by Section 5.03(a);

(iii) Dispositions by the Borrower or any of its Subsidiaries of property pursuant to sale-leaseback transactions permitted by Section 5.03(f);

(iv) Dispositions of inventory, cash and Cash Equivalents for fair market value in the Ordinary Course of Business;

(v) licensing or sublicensing of any intellectual property rights in the Ordinary Course of Business on customary terms;

(vi) Disposition of property (A) between Loan Parties, (B) between Subsidiaries of the Borrower (other than Loan Parties), (C) by Subsidiaries of the Borrower that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Subsidiary of the Borrower that is not a Loan Party; provided that (1) the portion (if any) of any such Disposition made for less than fair market value and (2) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary;

(vii) leases, subleases, licenses or sublicenses of property in the Ordinary Course of Business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(viii) transfers of equipment, fixed assets or real property (including any improvements thereon) subject to any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any casualty insurance proceeds or condemnation awards in respect thereof to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property, upon receipt of the Net Cash Proceeds of such casualty insurance proceeds or condemnation awards;

(ix) the Disposition of other assets for fair market value; provided that (i) at least 75% of the total consideration for any such Disposition received by the Borrower and its Subsidiaries is in the form of cash or Cash Equivalents and (ii) the requirements of Section 2.10(b), to the extent applicable, are complied with in connection therewith;

(x) any Disposition or discounts of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility in an amount outstanding at any time not to exceed the greater of (x) $300,000,000 and (y) 6.5% of Total Assets;

(xi) the sale or discount, in each case without recourse and in the Ordinary Course of Business, or overdue accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables); and

(xii) Dispositions pursuant to a requirement of law issued by a Governmental Authority.

Section 5.04. [Reserved]

Section 5.05. Financial Covenant. So long as any Term Commitment, Term Advances, Revolving Credit Commitment or Revolving Credit Advances is outstanding shall remain unpaid or unsatisfied, and any Letter of Credit is outstanding, the Borrower will:

(a) [Reserved]

(b) [Reserved]

(c) Senior Secured Leverage Ratio. Maintain, as at the end of each fiscal quarter after the Effective Date, (w) in the case of any fiscal quarter ending prior to the consummation of the Engility Acquisition, a Senior Secured Leverage Ratio equal to or less than 3.75 to 1.00, (x) in the case of the fiscal quarter during which the Engility Acquisition is consummated and the first six full fiscal quarters thereafter, a Senior Secured Leverage Ratio equal to or less than 4.50 to 1.00 and (z) in the case of any subsequent fiscal quarter, a Senior Secured Leverage Ratio equal to or less than 4.00 to 1.00; provided that, the Senior Secured Leverage Ratio may, at the request of the Borrower, be increased to 4.25 to 1.00 from 4.00 to 1.00 for the fiscal quarter during which a Permitted Acquisition is consummated and any of the first three full fiscal quarters thereafter (each, a “Financial Covenant Step-up”), provided that there shall be a maximum of two Financial Covenant Step-ups during the term of this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (such events, and subject to the proviso to clause (c) below, “Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance within one day after the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any other Loan Document within five days after the same becomes due and payable; or

(b) Any representation or warranty or certification made or deemed made by any Loan Party in any Loan Document or by such Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) (with respect to the Borrower only), 5.01(i), 5.03 or 5.05 or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender;

provided that no breach or default by the Borrower under Section 5.05 (a “Financial Covenant Event of Default”) shall constitute an Event of Default with respect to the Tranche B Facility or Tranche B2 Facility, unless and until the Required RC/TLA Lenders have accelerated the Revolving Credit Advances and/or the Term Advances and/or have terminated the Revolving Credit Commitments in their entirety (and upon any such acceleration and/or termination, an Event of Default with respect to the Tranche B Facility and the Tranche B2 Facility shall occur without any further action by any party); or

(d) A member of the Consolidated Group shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 (which shall automatically be increased to $100,000,000 on the Engility Closing Date without any action by any party hereto) in the aggregate (but excluding Indebtedness outstanding hereunder and any Receivables Facility) of a member of the Consolidated Group, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) A member of the Consolidated Group shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a member of the Consolidated Group seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or a member of the Consolidated Group shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $50,000,000 (which shall automatically be increased to $100,000,000 on the Engility Closing Date without any action by any party hereto) in the aggregate shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis); or

(h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 (which shall automatically be increased to $100,000,000 on the Engility Closing Date without any action by any party hereto) in the aggregate as a result of the occurrence of any ERISA Event; or

(i) Any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document, or any Loan Party denies in writing that it has any liability or obligation under any Loan Document, or purports in writing to revoke or rescind any Loan Document; or

(j) Any guarantee provided by a Guarantor under any applicable Security and Guarantee Document for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under such Security and Guarantee Document (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or

(k) Any security interest over any material asset or property purported to be created by and required to be covered by any Security and Guarantee Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected (except as otherwise expressly provided in this Agreement or such Security and Guarantee Document) security interest in the asset or property intended to be covered thereby, then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of, only the Required RC/TLA Lenders), by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c) or Section 2.01(b)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing, at the request of, or with the consent of, only the Required RC/TLA Lenders), by notice to the Borrower, declare all the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Debtor Relief Law, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c) or Section 2.01(b)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) shall be entitled to exercise on behalf of itself, the Lenders, the Issuing Banks and the other Secured Parties all rights and remedies available to it, the Lenders, the Issuing Banks and the other Secured Parties under the Loan Documents and/or under applicable law.

Section 6.02. Actions in Respect of the Letters of Credit upon Default . If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Credit Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding (but only to the extent such Available Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Credit Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be applied in accordance with the priority of payments set forth in Section 6.03.

Section 6.03. Application of Funds . After the exercise of any remedies provided for in Section 6.01 or Section 6.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower or any other Loan Party under any Debtor Relief Law), any amounts received on account of the Obligations (including, for the avoidance of doubt, any proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including Collateral consisting of cash) shall, subject to the provisions of Section 2.19, be applied by the Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.04) payable to the Agent in its capacity as such, including any costs and expenses incurred by the Agent in its capacity as such in connection with the collection, sale, foreclosure or realization or otherwise of Collateral in connection with this Agreement or any other Loan Document or any of the Obligations, the repayment of advances made by the Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;

(b) second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Advances, and on unreimbursed Letter of Credit drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Advances, unreimbursed Letter of Credit drawings and obligations of the Loan Parties or their respective Subsidiaries then arising under Secured Hedging Obligations and Secured Cash Management Obligations and (ii) to Cash Collateralize Letters of Credit in the manner contemplated by Section 6.02 (ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks) in proportion to the respective amounts described in this clause (e) held by them; provided upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Agent in accordance with the priority of payments set forth in this Section 6.03;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders, the Issuing Banks and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and

(g) last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE AGENT

Section 8.01. Authorization and Authority. (i) Each of the Lenders hereby irrevocably appoints, designates and authorizes Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(ii) The Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) and Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender or Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Security and Guarantee Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article VIII and of paragraphs (a), (b) and (c) of Section 9.04, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, but without limiting the rights of any Lender, Issuing Bank or any of their respective Affiliates under Section 9.05, each Loan Party, the Agent and each Lender hereby agree that no Lender, in its capacity as such, shall have any right individually to realize upon any collateral subject to any Security and Guarantee Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agent, on behalf of the Lenders, in accordance with the terms hereof or thereof, as applicable.

Section 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date, the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the occurrence of the Effective Date, the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 8.09. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.04 and 9.04) allowed in such judicial proceeding; and

(B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.04 and 9.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. Collateral and Guaranty Matters. Each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) and each Issuing Bank irrevocably authorize the Agent, at its option and in its discretion,

(A) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Cash Management Agreements and Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders (unless approval by a greater number or percentage of Lenders is expressly provided in any Loan Document);

(B) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.03(a)(ii) and (iv); and

(C) to release any Guarantor from its obligations under the Security and Guarantee Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security and Guarantee Documents pursuant to this Section. In each case as specified in this Section, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of collateral from the assignment and security interest granted under the Security and Guarantee Documents, or to release such Guarantor from its obligations under the Security and Guarantee Documents, in each case in accordance with the terms of the Loan Documents and this Section; provided that the Borrower shall have delivered to the Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents).

Section 8.11. Cash Management Banks and Hedge Banks. No Cash Management Bank or Hedge Bank that obtains the benefits of any guarantee or any collateral by virtue of the provisions hereof or of any Security and Guarantee Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Cash Management Obligations or Secured Hedging Obligations unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. (a) Without limiting Section 8.10 and except as otherwise provided below in this Section 9.01, no amendment or waiver of any provision of any Loan Document or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (w) waive any of the conditions specified in Section 3.01, (x) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (y) amend Section 6.03 or (z) amend this Section 9.01; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (w) release all or substantially all of the value of the Collateral or the guarantees of the Guarantors (except as otherwise permitted by the Loan Documents), (x) increase the Commitments of such Lender, (y) reduce the principal of, or interest on, the Advances or any fees or other amounts payable to such Lender or (z) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Term Lenders, waive any of the conditions specified in Section 3.02 or Section 3.03; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Credit Lenders, waive any of the conditions specified in Section 3.04; and (v) no amendment, waiver or consent shall change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Advances of one Class differently from the rights of Lenders holding Advances of any other Class without, in addition to the Lenders required above to take such action, the prior written consent of Lenders holding a majority in interest of the outstanding Advances and unused Commitments of each Class so adversely affected; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

(a) Notwithstanding anything to the contrary contained in this Section 9.01, the Borrower, the Agent and each Lender agreeing pursuant to the terms thereof to make any Incremental Advances in accordance with the provisions of Section 2.23(b), may enter into an Incremental Assumption Agreement without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Incremental Assumption Agreement may thereafter only be modified in accordance with the requirements of Section 9.01(a).

(b) [Reserved].

(c) Notwithstanding anything to the contrary contained in this Section 9.01, (x) the Security and Guarantee Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, modified, supplemented and waived with the consent of the Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure any ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature jointly identified by the Agent and the Borrower or (iii) to cause such Security and Guarantee Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if the Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security and Guarantee Documents), then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(d) Notwithstanding anything to the contrary contained in this Section 9.01, amendments, modifications or waivers of the Financial Covenant in Section 5.05(c), or waivers or consents to any Default or Event of Default resulting from a breach thereof, shall solely require the consent of the Required RC/TLA Lenders.

(e) Notwithstanding anything to the contrary contained in this Section 9.01, any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Advances or Commitments of a particular Class (but not the Lenders holding Advances or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding anything to the contrary in this Section 9.01 and without limiting the generality of the immediately preceding sentence, the addition of one or more term loan and/or revolving credit facilities under this Agreement or any other refinancing to refinance all or any portion of the Term Facility and/or the Revolving Credit Facility, as applicable, shall not require the consent of any Tranche B Lender or Tranche B2 Lender; provided that the loans and/or commitments, as applicable, established pursuant to such refinancing: (i) rank pari passu in right of payment with the other Advances and Commitments; (ii) are not guaranteed by any Person that is not a Guarantor; (iii) are unsecured or secured by the Collateral on an equal and ratable basis with the Obligations (or on a second-lien basis pursuant to intercreditor arrangements reasonably satisfactory to the Agent); (iv) have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable lenders thereof; (v) have a maturity date or termination date that is not prior to the scheduled Term Loan Maturity Date (in the case of a refinancing of the Term Facility) or the scheduled Revolving Credit Facility Maturity Date (in the case of a refinancing of the Revolving Credit Facility), and shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Term Advances being refinanced (in the case of a refinancing of the Term Facility) or the Revolving Credit Advances being refinanced (in the case of a refinancing of the Revolving Credit Facility); (vi) subject to clauses (iv) and (v) above, shall have terms and conditions (other than pricing) that are substantially identical to, or less favorable to the lenders providing such refinancing than, the terms and conditions of the Term Advances being refinanced (in the case of a refinancing of the Term Facility) or the Revolving Credit Facility being refinanced (in the case of a refinancing of the Revolving Credit Facility) (unless such terms are acceptable to the Agent); and (vii) the Net Cash Proceeds of such refinancing shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Advances being refinanced (in the case of a refinancing of the Term Facility) or Revolving Credit Advances being refinanced (in the case of a refinancing of the Revolving Credit Facility); provided however, that such refinancing (x) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the lenders thereof and applicable only during periods after the latest maturity date of any of the Facilities (and Commitments) that remain outstanding after giving effect to such refinancing or the date on which all non-refinanced Obligations are paid in full and (y) shall not have a principal or commitment amount (or accreted value) greater than (i) principal amount of the Term Advances being refinanced (in the case of a refinancing of the Term Facility) or (ii) the Revolving Credit Facility being refinanced (in the case of a refinancing of the Revolving Credit Facility) (in each case, plus accrued interest, fees, discounts, premiums or expenses payable in connection therewith).

(f) Notwithstanding anything to the contrary contained in this Section 9.01, the Borrower, the Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.24 may enter into a Refinancing Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Refinancing Amendment may thereafter only be modified in accordance with the requirements of Section 9.01(a).

Section 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail as follows:

(i) if to the Borrower or any other Loan Party, to the Borrower at 12010 Sunset Hills Road, Reston, VA 20190, Attention of (1) Patrick McGee (Telephone No. 703-676-7141; e-mail PATRICK.J.MCGEE@saic.com) and (2) Matthew Adinolfi (Telephone No. 703- 676-2194; e-mail Matthew.Adinolfi@saic.com);

(ii) if to the Administrative Agent, to Citibank at OPS III, 1615 Brett Road, New Castle, Delaware 19720 Attention of Agency Operations (Telephone No. (302) 894-6010);

(iii) if to the Collateral Agent, to Citibank at CRMS Documentation Unit, 580 Crosspoint Pkwy , Getzville, NY 14068; email: CRMS.NA.Documentation@citi.com;

(iv) if to Bank of America, N.A. in its capacity as Issuing Bank, to it at 315 Montgomery Street – 6 Floor, San Francisco, CA 94014, Attention of Albert Wheeler (Telephone No. 415-913-4761), and if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(v) if to a Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Co-Documentation Agent, each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a member of the Consolidated Group, or violation of or liability under any Environmental Law by or of any member of the Consolidated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Advances and the Available Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

(f) Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a prepayment or payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (ii) as a result of a prepayment or payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Borrower such excess.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.05. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.06. Binding Effect. This Agreement shall become effective on and as of the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

Section 9.07. Assignments and Participations.

(a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (in each case with respect to any Facility) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any other Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund in respect of the Revolving Credit Facility, the Term Facility ~~or~~, the Tranche B Facility or the Tranche B2 Facility; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (ii) any Term Advances if such assignment is to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund in respect of the Revolving Credit Facility, the Term Facility ~~or~~, the Tranche B Facility~~,~~ or the Tranche B2 Facility, (iii) any Tranche B Loans if such assignment is to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund in respect of the Revolving Credit Facility, the Term Facility ~~or~~, the Tranche B Facility~~; and~~ or the Tranche B2 Facility or (iv) any Tranche B2 Loans if such assignment is to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund in respect of the Revolving Credit Facility, the Term Facility, the Tranche B Facility or the Tranche B2 Facility; and

(C) the consent of each Issuing Bank shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in 9.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(f) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Borrower of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; (i) in syndication or other marketing materials relating to the Tranche B Loans or Tranche B2 Loans, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.09. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 9.12. Jurisdiction, Etc. (a) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.13. Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

Section 9.14. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

Section 9.15. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.16. Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. The Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

Section 9.17. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in the Section.

Section 9.18. Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.19. Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Second Amended & Restated Credit Agreement from and after the Effective Date with respect to the transactions hereunder and with respect to the Facilities and Letters of Credit outstanding under the Second Amended & Restated Credit Agreement as of the Effective Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Facilities under the Second Amended & Restated Credit Agreement and the other Loan Documents as in effect prior to the Effective Date, (b) such obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, and (c) all references in the other Loan Documents to the Second Amended & Restated Credit Agreement shall be deemed to refer without further amendment to this Agreement.

Section 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto or to any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.21. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.22. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:
Name: Charles A. Mathis
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, N.A. as Administrative Agent and as Collateral Agent and on behalf of each Lender

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement]

CITIBANK, N.A., as Lender

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement]

EXHIBIT B

TRANCHE B2 COMMITMENTS

SCHEDULE I-A

Tranche B2 Commitments

Lender	Tranche B2 Commitment
Citibank, N.A.	$600,000,000.00

Total	$600,000,000.00

EXHIBIT C

FORM OF TRANCHE B2 NOTE

EXHIBIT A-4 – FORM OF

TRANCHE B2 NOTE

U.S.$	Dated: , 20[_]

FOR VALUE RECEIVED, the undersigned, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to___________ (the “Lender”) and its registered assigns for the account of its Applicable Lending Office on the Tranche B2 Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Tranche B2 Commitment in figures] or, if less, the aggregate principal amount of the Tranche B2 Loans made by the Lender to the Borrower pursuant to the Third Amended and Restated Credit Agreement dated as of October 31, 2018, among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Tranche B2 Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Tranche B2 Loan from the date of such Tranche B2 Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Tranche B2 Loan are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Tranche B2 Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Tranche B2 Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By